                                                                                                                                                                Exhibit 99.1

SHARE PURCHASE AGREEMENT Among SERAFINA HOLDINGS LIMITED, SERAFINA ACQUISITION LIMITED, INTELSAT HOLDINGS, LTD. and THE SHAREHOLDERS OF THE COMPANY SIGNATORY HERETO, Dated as of June 19, 2007

TABLE OF CONTENTS

ARTICLE I

Sale of Shares; Closing		2

1.1.	Purchase and Sale	2
1.2.	Closing	2
1.3.	Exchange Agent	3
1.4.	Deliveries by the Sellers	3
1.5.	Payment at Closing; Deliveries by Parent	3
1.6.	Deliveries by the Company	4
1.7.	Drag-Along; Right of First Refusal	4
1.8.	Company Equity Awards	5
1.9.	Withholding	7

ARTICLE II

Representations and Warranties of the Company		7

2.1.	Organization; Subsidiaries; Charter Documents	7
2.2.	Capitalization of the Company; Ownership of Shares	8
2.3.	Corporate Authorization	10
2.4.	Governmental Approvals	10
2.5.	Non-Contravention	11
2.6.	Company SEC Documents	11
2.7.	Financial Statements; Internal and Disclosure Controls	12
2.8.	Absence of Certain Changes	13
2.9.	Insurance	14
2.10.	Real Property; Title to Assets	14
2.11.	Company Intellectual Property	15
2.12.	Litigation	15
2.13.	Taxes	16
2.14.	Employee Benefit Plans; ERISA	17
2.15.	Compliance with Laws; Permits	18
2.16.	Company Satellites	19
2.17.	Environmental Matters	20
2.18.	Company Material Contracts	20
2.19.	Finders’ Fees	21
2.20.	Transactions with Affiliates	21
2.21.	Labor Matters	21
2.22.	Limitation on Warranties	21

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ARTICLE III

Representations and Warranties of the Sellers		22

3.1.	Organization	22
3.2.	Authority	22
3.3.	Ownership of Shares	22
3.4.	Non-Contravention	22
3.5.	Limitation on Warranties	23

ARTICLE IV

Representations and Warranties of Parent		23

4.1.	Organization and Power; Subsidiaries	23
4.2.	Corporate Authorization	24
4.3.	Governmental Authorization	24
4.4	Non-Contravention	25
4.5.	Litigation	25
4.6.	Financing	25
4.7.	Condition of the Business; Independent Investigation	27
4.8.	Qualifications to Hold Communications Licenses and to Own and Operate Certain
	Subsidiaries	28
4.9.	Solvency	28
4.10.	Rollover Shares	29
4.11.	No Operations	29
4.12.	Taxes	29

ARTICLE V

Covenants		30

5.1.	Conduct of the Company and the Sellers	30
5.2.	Conduct of Buyer and Parent	34
5.3.	Confidentiality; Access to Information	37
5.4.	Reasonable Best Efforts	38
5.5.	Regulatory Matters	38
5.6.	Public Announcements	40
5.7.	Director and Officer Liability	40
5.8.	Employee Benefits	42
5.9.	Cooperation with Financing	43
5.10.	Resignations	44
5.11.	No Negotiation	44
5.12.	Notification of Certain Matters	44
5.13.	Affiliate Agreements	44
5.14.	Advisors	45
5.15.	Audited Financial Statements	45

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5.16.	New Shareholders Agreement	45

ARTICLE VI

Conditions to the Transactions		45

6.1.	Conditions to the Obligations of the Parties	45
6.2.	Conditions to the Obligations of the Sellers	46
6.3.	Conditions to the Obligations of Buyer and Parent	46

ARTICLE VII

Termination		47

7.1.	Termination	47
7.2.	Notice of Termination; Effect of Termination	49
7.3.	Termination Fee	49
7.4.	Expenses	51

ARTICLE VIII

Miscellaneous		51

8.1.	Certain Definitions	51
8.2.	Notices	60
8.3.	Entire Agreement; Third Party Beneficiaries	61
8.4.	Non-Survival of Representations and Warranties	62
8.5.	Amendments; No Waivers	62
8.6.	Successors and Assigns	62
8.7.	Governing Law	62
8.8.	Exclusive Jurisdiction	62
8.9.	Counterparts; Effectiveness	63
8.10.	Interpretation	63
8.11.	Disclosure Schedules	63
8.12.	Severability	64
8.13.	Remedies	64
8.14.	Specific Performance	64

Exhibit A	Share Transfer Instructions
Exhibit B	Joinder Agreement
Exhibit C	Debt Financing Commitment Letter
Exhibit D	Equity Financing Commitment Letter
Exhibit E	New Shareholder Agreement Term Sheet
Schedule A Sponsor Seller Share Ownership

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SHARE PURCHASE AGREEMENT

        SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 19, 2007, among Serafina Holdings Limited, a Bermuda exempted company (“Parent”), Serafina Acquisition Limited, a Bermuda exempted company and a wholly-owned Subsidiary of Parent (“Buyer”), Intelsat Holdings, Ltd., a Bermuda company (the “Company”) and the shareholder parties signatory hereto (such shareholder parties, including those becoming a party hereto pursuant to Section 1.7(a), the “Sellers”);

Recitals

        WHEREAS, as of the date hereof, the Sellers collectively own in excess of 95% of the outstanding Shares of the Company (the outstanding Shares of the Company, other than unvested Restricted Shares, are referred to herein as “Owned Shares”);

        WHEREAS, the parties hereto acknowledge that (i) the Parent has made a general offer to acquire all of the Shares of the Company conditioned upon acquiring control of the Company, (ii) that offer was not accepted by a sufficient number of shareholders of the Company to give Parent control of the Company, (iii) Parent waived the condition in that offer to acquire control of the Company, (iv) certain Sellers have consequently accepted that Offer in relation to the Seller Contribution Shares and (v) offer and acceptance is made upon the terms and subject to the conditions hereinafter set forth;

        WHEREAS, the Buyer has made a general offer to acquire those Shares other than the Seller Contribution Shares on the following terms and conditions and the Sellers have accepted this offer;

        WHEREAS, (i) the Sellers desire to sell the Owned Shares less the Seller Contribution Shares (the “Sale Shares”) to Buyer, and Buyer desires to purchase the Sale Shares from the Sellers, upon the terms and subject to the conditions hereinafter set forth and (ii) certain Sellers shall contribute to Parent the Seller Contribution Shares upon the terms and subject to the conditions hereinafter set forth;

        WHEREAS, for United States federal income tax purposes, it is intended that the contribution of the Seller Contribution Shares to Parent in exchange for Parent Shares pursuant hereto, together with the contribution of the Cash Equity to Parent in exchange for Parent Shares (together, the “Contributions”), shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

        WHEREAS, the boards of directors of the Company, Buyer and Parent have each approved and adopted this Agreement.

        NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I Sale of Shares; Closing

1.1. Purchase and Sale.

        (a)    Upon the terms and subject to the conditions set forth in this Agreement, each Seller agrees, severally and not jointly, to sell, convey, assign, and transfer to Buyer, and Buyer agrees to purchase and acquire from the Sellers, all of the Sellers’ right, title and interest in and to all of such Seller’s Sale Shares (plus, with respect to each Seller that holds Restricted Shares (as defined below), such of the Restricted Shares held by such Seller that such Seller elects to sell pursuant to Section 1.8(b) hereof), at a price per share equal to the Initial Per Share Amount; provided that if the Closing does not occur on or prior to the Targeted Close Date, the price per share payable by Buyer to Sellers on the Closing Date shall equal the sum of (a) the Initial Per Share Amount plus (b) the product of (i) the number of days after the Targeted Close Date through the Closing Date (including the Closing Date), (ii) 0.000219178 and (iii) the Initial Per Share Amount (the Initial Per Share Amount including any adjustment pursuant to this Section 1.1(a), the “Per Share Consideration”).

        (b)    Upon the terms and subject to the conditions set forth in this Agreement, each Seller that holds Seller Contribution Shares (each such Seller, including any Seller that makes the election referred to in Section 1.l(c), a “Contributing Seller”) agrees, severally and not jointly, to contribute, convey, assign, and transfer to Parent, and Parent agrees to acquire and accept from such Seller, all of such Seller’s right, title and interest in and to its Seller Contribution Shares, and in exchange such Seller shall receive such number of Parent Shares equal to the amount obtained by dividing (i) the Seller Contribution Value of such Seller by (ii) the cash price paid per Parent Share by BC European Capital VIII at or prior to the Closing for each Parent Share in connection with the transactions contemplated by this Agreement (the “Per Share Price”) (collectively, such Parent Shares issued pursuant to this Section 1.1(b), the “Rollover Shares”).

        (c)    Each Seller (other than a Sponsor Seller) shall have the right to elect in a written notice to Parent, within thirty (30) days from the date hereof, to have all or a portion of its Owned Shares be treated as Seller Contribution Shares in accordance with Section 1.1(b) and each such Seller by such election, agrees to, and shall become a party to the New Shareholder Agreement with respect to the Rollover Shares received therefrom.

        1.2.    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. on a date (the “Closing Date”) which shall be the third Business Day following satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, Buyer and Parent will not be required to effect the Closing until the earlier of (x) three Business Days following the final day of the Marketing Period and

(y) the Outside Date. Notwithstanding the foregoing, unless Buyer determines that such action will have an adverse impact on Buyer, Parent, the Company or any of their respective affiliates, the Closing Date for Shares being sold hereunder by David McGlade shall be the later of (i) the Closing Date (as defined in the immediately preceding sentence) and (ii) the first Business Day of January 2008, and David McGlade shall remain subject to the terms and conditions of this Agreement until such date.

        1.3.    Exchange Agent. Prior to the Closing Date, Buyer shall select a registered broker-dealer reasonably acceptable to the Company to act as the settlement agent (the “Settlement Agent”) for the benefit of the Sellers in connection with this Agreement and shall, prior to the Closing, enter into an agreement with the Settlement Agent which is in form and substance reasonably acceptable to the Company. Promptly and in any event no later than immediately prior to Closing, Buyer shall deposit, or cause to be deposited, with the Settlement Agent, for the benefit of the Sellers, by wire transfer and in immediately available funds, cash in respect of the aggregate Per Share Consideration, to be paid pursuant to this Agreement in exchange for the Sale Shares purchased pursuant hereto (the “Aggregate Cash Consideration”) and shall deposit or cause to be deposited with the Company, for the benefit of holders of Company Options, an amount of cash sufficient to pay the aggregate amount required to be paid pursuant to Section 1.8(a) hereof.

        1.4.    Deliveries by the Sellers. Sellers shall no later than five Business Days prior to the Closing Date (i) provide to Buyer, wire instructions for the receipt of the Per Share Consideration by such Seller and (ii) provide to the Company, instructions in the form attached hereto as Exhibit A instructing the Company to record, on the Closing Date (and conditioned upon the confirmation by the Company that the Settlement Agent has received the Aggregate Cash Consideration and that the Closing is expected to occur) the transfer of the (A) Sale Shares owned by such Seller to Buyer and (B) Seller Contribution Shares owned by such Seller (if any) to Parent.

       1.5.    Payment at Closing; Deliveries by Parent.

        (a)    Subject to the terms and conditions hereof, Buyer will cause the Settlement Agent to disburse, by wire transfer of immediately available funds, on the Closing Date to each Seller a sum in cash equal to the product of (i) the number of Sale Shares owned by such Seller (plus, with respect to each Seller that holds Restricted Shares, such of the Restricted Shares held by such Seller that such Seller elects to sell pursuant to Section 1.8(b) hereof) multiplied by (ii) the Per Share Consideration; provided, however, that in the event that (x) any Seller has not complied with the provisions of Section 1.4(ii) by the Closing or (y) any of the representations or warranties of a Seller shall not be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality, Company Material Adverse Effect or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on such Seller’s ability to consummate the transactions contemplated by this Agreement, Buyer shall have the right (in addition to any other remedies Buyer may have pursuant to this Agreement with respect to such Shares) to withhold from such Seller any of the payments described in this Section 1.5(a) until such time as such Seller complies with Section 1.4(ii) and such Seller cures, or Buyer waives, any such breaches of its representations and warranties.

        (b)    Subject to the terms and conditions hereof, at the Closing, Parent shall deliver, or cause to be delivered, to the Contributing Sellers, a duly certified copy of the register of shares of Parent noting the issuance of the Rollover Shares to the applicable Sellers pursuant to Section 1.1(b).

        1.6.    Deliveries by the Company. Subject to the terms and conditions hereof, at the Closing, the Company shall deliver, or cause to be delivered, to Buyer, a duly certified copy of the register of Shares of the Company noting the transfer of the Owned Shares owned by the Sellers to Parent and Buyer, as applicable (plus, with respect to each Seller that holds Restricted Shares, such of the Restricted Shares held by such Seller that such Seller elects to sell or otherwise transfer pursuant to Section 1.8(b) hereof) at and as of the Closing Date.

1.7.	Drag-Along; Right of First Refusal.

        (a)    To the extent that there are any shareholders of the Company (other than Management Shareholders, as defined in the Shareholders Agreement) that have not executed this Agreement, the Sellers shall exercise the Drag-Along Right (as defined in the Shareholders Agreement) prior to the Closing Date (except with respect to Management Shareholders), and shall use their reasonable best efforts to cause each shareholder of the Company (except for Management Shareholders) not signatory hereto as of the date hereof to become a party to this Agreement prior to the Closing Date by executing the joinder agreement in the form set forth as Exhibit B (a “Joinder Agreement”). Upon execution of a Joinder Agreement the shareholder signatory thereto shall become a party to this Agreement and shall for all purposes hereunder be considered a Seller and the Shares elected to be transferred by such shareholder pursuant to the Joinder Agreement shall for all purposes hereunder be considered Sale Shares and/or Seller Contribution Shares, as the case may be, as so identified in the Joinder Agreement. The Settlement Agent described in Section 1.3 shall be permitted to withhold payment to any shareholder of the Company who is subject to the Drag-Along Right and who does not execute a Joinder Agreement until such shareholder executes and delivers such instruments necessary to transfer the Shares held by such shareholder to Buyer as recorded in the share register of the Company.

        (b)    The Sellers hereby amend the Shareholders Agreement to include the following new provision 6.15: “Exempted Transaction. Notwithstanding anything to the contrary herein, no transaction contemplated by or taken pursuant to that certain Share Purchase Agreement, dated as of June 19, 2007, by and among Serafina Holdings Limited, Serafina Acquisition Limited, Intelsat Holdings, Ltd. and The Shareholders Of The Company Signatory Thereto, shall constitute a Transfer for any purposes under Article II hereof.” Each of the Sellers hereby irrevocably waives its rights pursuant to Section 2.06 of the Shareholders Agreement to exercise a ROFO Election (as defined in the Shareholders Agreement) and waives any requirement of any of the Sellers to provide a ROFO Notice (as defined in the Shareholders Agreement) in connection with the transactions contemplated by this Agreement.

1.8.	Company Equity Awards.

        (a)    Company Options. As of immediately prior to the Closing, and notwithstanding anything to the contrary in the Company’s 2005 Share Incentive Plan (the “Company Equity Plan”) or the applicable option award agreements thereunder, (i) each outstanding option to purchase Shares under the Company Equity Plan (each a “Company Option”) shall, subject to continued employment as of the Closing Date, be deemed to be vested as to an additional percentage of the total number of Shares underlying such Company Option equal to the percentage of such total number of shares as to which such Company Option is otherwise vested immediately prior to the Closing (without regard to this clause (i)), up to a maximum 100% vesting, and as of the Closing Date, (A) each outstanding and unvested Company Option shall remain outstanding following the Closing, and (B) each holder of a Company Option that is vested as of such date, including Company Options which become vested by virtue of this clause (i) (each such vested Company Option, a “Vested Option”) shall (except as may otherwise be agreed to in writing by the Company and such holder prior to the Closing Date) be paid in full satisfaction of such Vested Option (or such portion thereof) a cash payment in an amount in respect thereof equal to the product of (x) the excess, if any, of the Per Share Consideration over the exercise price of such Vested Option (or such portion thereof) and (y) the number of Shares subject to such Vested Option as to which the holder thereof has so elected, less any income or employment tax withholding required under the Code or any provision of foreign, state or local law, and such Vested Option (or portion thereof) shall be cancelled, and (ii), following the Closing each Company Option that is outstanding and unvested immediately following the Closing shall, subject to continued employment with the Company or any of its Subsidiaries and subject to any accelerated vesting set forth in any applicable option award agreement, continue to vest in equal monthly installments on the last day of each calendar month following the Closing as to 1/60 of the total number of Shares originally underlying such Company Option (or in accordance with the original vesting schedule provided under the Company Equity Plan or the applicable option award agreement, if such schedule results in the option holder becoming vested sooner), until such Company Option is vested as to all Shares subject thereto. The exercise price per Share subject to any Vested Option or unvested Company Option that remains outstanding immediately after the Closing shall be equal to the exercise price per Share subject to such Company Option as of the date of grant of such Company Option; provided, that, in the event that the Company or another “eligible corporation” (as defined in Treas. Reg. Section 1.424 -1(a)(2)) undergoes a “corporate transaction” (as defined in Treas. Reg. Section 1.424 -1(a)(3)) at or following the Closing (a “Corporate Transaction”), the exercise price of, and number and type of shares of stock subject to, Company Options that remain outstanding immediately following the Closing shall be adjusted to reflect the effects of such Corporate Transaction in accordance with the requirements of Section 409A of the Code and the regulations promulgated thereunder, in a manner intended to neither increase nor decrease the value of the Company Options from their value immediately prior to the Closing (it being understood that the transactions contemplated by this Agreement, together with any transactions contemplated by Buyer in connection with the related financing referred to in the Debt Financing

Commitment Letters, shall be deemed to constitute one or more such Corporate Transactions and shall result in such an adjustment). Following the Closing, each Company Option as adjusted in accordance with the proviso to the preceding sentence, will otherwise continue to be subject to substantially the same terms and conditions set forth in the Company Equity Plan, the applicable option award agreements thereunder and any other relevant documentation in effect immediately prior to the Closing, subject to the requirements of applicable Law. As soon as practicable after the Closing, Buyer shall deliver to the holders of Company Options appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plan and the applicable option award agreements thereunder. Prior to the Closing, the Company shall take any other actions that are necessary to give effect to the provisions of this Section 1.8(a) .

        (b)    Restricted Shares. Each share granted to any Seller that was or is subject to vesting or other lapse restrictions pursuant to the Company Equity Plan or pursuant to employment or restricted share agreements (collectively, “Restricted Shares”) and that is outstanding immediately prior to the Closing shall continue to remain outstanding and shall be subject to and shall, subject to continued employment with the Company or any of its Subsidiaries and subject to any accelerated vesting set forth in any applicable award agreement or employment agreement, continue to vest in accordance with the terms of the applicable Company Equity Plan and the applicable award agreement thereunder, except that each such Restricted Share that (pursuant to the terms of the relevant grant agreement or employment agreement) would be vested immediately following the Closing shall be deemed to be fully vested immediately prior to the Closing. Each Restricted Share that is vested as of the Closing Date and as to which the holder thereof notifies the Company in writing on or prior to the third Business Day preceding the Closing Date that he or she has elected to dispose in accordance with the terms of Section 1.1 hereof, shall be acquired at the Closing in accordance with Section 1.1 hereof and accordingly shall cease to be subject to any restriction or other obligation. Each shareholder that makes such election shall execute a Joinder Agreement and the signatory thereto shall become a party to this Agreement and shall for all purposes hereunder be considered a Seller and the Shares elected to be transferred by such shareholder pursuant to the Joinder Agreement shall for all purposes hereunder be considered Sale Shares and/or Seller Contribution Shares, as the case may be, as so identified in the Joinder Agreement. In the event that, on or following the Closing, there is an event (including the Closing) described in Section 8 of the Company’s form Restricted Share Agreement with respect to the capital structure of the Company and affecting Restricted Shares, an equitable adjustment to the Restricted Shares as described in such Section 8 shall be made by the “Committee” (as defined in the Company Equity Plan). Following the Closing, each Restricted Share, as so adjusted if applicable, will otherwise continue to be subject to substantially the same terms and conditions set forth in the Company Equity Plan, the applicable Restricted Share Agreements thereunder, any applicable employment agreement and any other relevant documentation in effect immediately prior to the Closing, subject to the requirements of applicable Law. As soon as practicable after the Closing, Buyer shall deliver to the holders of Restricted Shares appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plan, the applicable Restricted Share Agreements thereunder and any applicable employment agreements. Prior to the Closing, the Company shall take any other actions that are necessary to give effect to the provisions of this Section 1.8(b) .

        (c)    Nature of Adjustments. Notwithstanding any other provision of this Section 1.8 to the contrary, the parties hereto acknowledge and agree that all equitable adjustments to the Company Options and Restricted Shares described or referred to in this Section 1.8 shall be accomplished in a manner that is intended to prevent dilution or enlargement of the value of a holder’s Restricted Shares or Company Options, and, accordingly, all Restricted Shares that remain outstanding following the Closing and all Shares subject to Company Options that remain outstanding following the Closing shall relate to shares of a class of capital stock of Parent that, by its terms, contains rights and restrictions substantially equivalent to those applicable to Shares held by “Management Shareholders” prior to the Closing Date pursuant to that certain Shareholders Agreement by and among Intelsat Holdings, Ltd. and the shareholders named therein, dated January 27, 2005, as amended as of the date hereof (including without limitation, transfer restrictions, right of first offer rights, tag-along rights and drag-along rights), except as may otherwise be agreed in writing by Buyer and any individual management shareholder. Notwithstanding anything else herein (but subject to applicable Law), Buyer and each Seller holding Restricted Shares shall cooperate and use their respective reasonable best efforts to cause any adjustment to, exchange, substitution or replacement of, or permitted contribution of, any Restricted Shares to be done in a manner (whether as a reorganization, recapitalization or otherwise) that does not change the timing of, or characterization of, the taxation of such Restricted Shares.

        1.9.    Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable under Section 1.8 such amounts as are required to be withheld or deducted under any applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE II

Representations and Warranties of the Company

        The Company represents and warrants to Buyer and Parent as follows, except as described on the schedule (subject to Section 8.11) delivered by the Company to Buyer and Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”):

      2.1.    Organization; Subsidiaries; Charter Documents.

        (a)    Organization. Each of the Company and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company that is not a Significant Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)    Subsidiaries. Section 2.1(b) of the Company Disclosure Schedule sets forth a complete list of the Company’s Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or equity interests, and such list sets forth the jurisdiction of organization of each such Subsidiary and other entity as of the date hereof and separately identifies each Significant Subsidiary.

        (c)    Charter Documents. The Company has delivered or made available to Buyer: (i) a true and correct copy of the memorandum of association and bye-laws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) true and correct copies of the memoranda of association, certificates of incorporation, charters, bylaws, bye-laws or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”) of each of its Significant Subsidiaries, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Significant Subsidiary. The Company is not in violation of any of the provisions of the Company Charter Documents. No Significant Subsidiary of the Company is in violation of its respective Subsidiary Charter Documents in any material respect.

      2.2.    Capitalization of the Company; Ownership of Shares.

        (a)    Company Capitalization. The authorized share capital of the Company consists of 11,000,000 Class A Common Shares, par value $0.001 per share (the “Class A Common Shares”), 969,691 Class B Common Shares, par value $0.001 per share (the “Class B Common Shares”), 2,030,309 Class C Common Shares, par value $0.001 per share (the “Class C Common Shares”, and, together with the Class A Common Shares and Class B Common Shares, the “Shares”) and 500,000,000 Class A Preferred Shares, par value $0.001 per share (the “Preference Shares”). As of the date of this Agreement, (i) 9,489,407 Class A Common Shares were issued and outstanding of which 450,159 were Restricted Shares, (ii) 969,691 Class B Common Shares were issued and outstanding, (iii) 2,030,309 Class C Common Shares were issued and outstanding, (iv) no Preference Shares were issued and outstanding, (v) options to acquire 491,353 Class A Common Shares were issued and outstanding, and (vi) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote were issued or outstanding. All outstanding Shares are, and all Shares which may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of preemptive rights or similar rights. Except as set forth above and in Section 2.2(a) of the Company Disclosure Schedule, and except for changes resulting from the exercise, forfeiture or repurchase of stock options outstanding on the date hereof or from actions taken pursuant to Section 5.1 hereof, there are no outstanding (A) shares or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares or other voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment, or (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire, or register sales of securities of, any of the Company Securities, including as a result of the transactions contemplated by this Agreement, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, and except for agreements between the Company or a direct or indirect wholly owned Subsidiary on the one hand and another direct or indirect wholly owned Subsidiary on the other hand, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company. No Company Subsidiary owns any capital stock of the Company. The Shares are not represented by certificates issued by the Company.

        (b)    Subsidiary Capitalization. All outstanding shares or other securities of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or similar rights. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, all of the outstanding shares of, or other ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens other than the pledge of such stock or ownership interests to secure Indebtedness reflected on the latest Company Financials. There are no outstanding (i) options, warrants, restricted stock, restricted stock units or other securities of the Company or any of its Subsidiaries which are convertible into or exchangeable or exercisable for shares or other voting securities in any Subsidiary of the Company or (ii) rights to acquire from the Company or any of its Subsidiaries any shares, equity equivalents, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares, equity equivalents, voting securities or ownership interests in, any Subsidiary of the Company or of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”) nor does the Company or any of its Subsidiaries have any obligation to issue any Subsidiary Securities.

        (c)    Indebtedness. Section 2.2(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Contracts pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or which is available to be drawn in an amount in excess of $5,000,000, together with the amount outstanding thereunder or available to be drawn as of March 31, 2007. As of the date of this Agreement, all Contracts pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or which is available to be drawn and not listed on Section 2.2(c) of the Company Disclosure does not exceed, in the aggregate, $50,000,000, in amount outstanding and availability to be drawn. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote. No event has occurred as of the date hereof which entitles (with or without notice or lapse of time or both) the holder of any Indebtedness set forth in Section 2.2(c) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

        2.3.    Corporate Authorization. The Company has all necessary power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

        2.4.    Governmental Approvals. The execution, delivery and performance by the Company and the Sellers of this Agreement, and the consummation by the Sellers of the transactions contemplated hereby and thereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local, domestic, foreign or international government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than: (i) filings pursuant to Bermuda Law and with the relevant authorities of other jurisdictions in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable Antitrust Laws; (iii) such consents of the Federal Communications Commission (the “FCC”) as may be required (the “FCC Consents”) and any notifications or other filings with the FCC that do not require consent; (iv) any applicable requirements to notify the Department of Defense in connection with security clearances held by Intelsat General Corporation and the Proxy Agreement under which it operates; (v) any applicable requirements to notify U.S. security agencies under network security understandings; (vi) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section 2.4 of the Company Disclosure Schedule; (vii) any required filings with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”); (viii) under state securities, takeover and “blue sky” laws; (ix) those filings that may be required solely by reason of Buyer’s or Parent’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement (including by reason of Buyer’s or Parent’s status as a non-U.S. entity, if applicable); and (x) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        2.5.    Non-Contravention. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Company Charter Documents or Subsidiary Charter Documents; (ii) subject to obtaining all the consents, approvals and authorizations and compliance with the matters referred to in Section 2.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (iii) subject to obtaining the consents, approvals and authorizations and compliance with the matters referred to in Section 2.4, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or the loss of a material benefit or imposition of a penalty under (A) any Contract or (B) any Company Permit; or (iv) result in the creation or imposition of any mortgage, lien, right of first refusal, pledge, claim, license, charge, or other security interest (collectively, the “Liens”) on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contravention, conflict, violation, default, right of termination, cancellation, modification, acceleration or other occurrence or Lien that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        2.6.    Company SEC Documents. The Company or its Subsidiaries have made available, through access to the public website or other public facilities of the SEC, all registration statements, reports, or information statements prepared by it or the Reporting Subsidiaries and filed with the SEC since: (x) January 28, 2005, in the case of registration statements, reports, or information statements prepared and filed by the Company and Reporting Subsidiaries other than Intelsat Corporation and its Subsidiaries; and (y) July 3, 2006 in the case of registration statements, reports, or information statements prepared and filed by Intelsat Corporation and its Subsidiaries (collectively, the “Company SEC Documents”). The Company

SEC Documents (i) were prepared (or, in the case of Company SEC Documents after the date of this Agreement, will be prepared) in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to the Company SEC Documents, each as in effect on the date so filed, and (ii) did not at the time they were filed contain (or, in the case of Company SEC Documents after the date of this Agreement, will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document (including any financial statements or other documentation incorporated by reference therein); provided, that this exception shall apply with respect to Company SEC Documents filed prior to the date hereof only if the correction is also filed and publicly available prior to the date hereof.

2.7. Financial Statements; Internal and Disclosure Controls.

        (a)    Company Financials. Each of the consolidated financial statements of Intelsat, Ltd. contained in the Company SEC Documents, as of their respective dates (including, in each case, any related notes thereto) (the “Company Financials”): (i) complied (or, in the case of Company Financials included in any Company SEC Document filed after the date of this Agreement, will comply) as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) was prepared (or, in the case of Company Financials after the date of this Agreement, will be prepared) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented (or, in the case of Company Financials after the date of this Agreement, will fairly present as of their respective dates) in all material respects the consolidated financial condition of Intelsat, Ltd. and Intelsat, Ltd.’s consolidated Subsidiaries as at the respective dates thereof and the consolidated results of such entity’s operations and cash flows for the periods indicated, it being understood that any reference to Company Financials filed after the date hereof means, if such Company Financials have been amended, such Company Financials as so amended. All of the Subsidiaries of Intelsat, Ltd. are consolidated for accounting purposes as required by GAAP. The consolidated balance sheet of Intelsat, Ltd. contained in the Company SEC Documents as of March 31, 2007 is hereinafter referred to herein as the “Company Balance Sheet,” and March 31, 2007 is hereinafter referred to herein as the “Company Balance Sheet Date.”

        (b)    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Financials or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Financials, (ii) Intercompany Indebtedness, (iii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, none of which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) obligations of the Company set forth in its charter, bye-laws, Shareholders Agreement and other documents relating to its governance.

        (c)    Amendments or Modifications. The Company has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Company Material Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        (d)    Internal and Disclosure Controls. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation on or prior to the date hereof, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case known on or prior to the date hereof.

        (e)    Holding Company. Section 2.7(e) of the Company Disclosure Schedule lists all material assets and all material liabilities of the Company, on a non-consolidated basis as of December 31, 2006. As of December 31, 2006, except (i) as set forth in Section 2.7(e) of the Company Disclosure Schedule, (ii) obligations with respect to governance and voting that are listed on Section 2.2(a) or 2.18 of the Company Disclosure Schedule, (iii) Contracts or other obligations listed on Section 2.14 of the Company Disclosure Schedule where the Company is referred to as a party thereto, (iv) contingent liabilities that may exist as a result of or in connection with the ownership or operation by the Company of Intelsat, Ltd., and its Subsidiaries, (v) Intercompany Indebtedness and (vi) liabilities of the Company or any of its Subsidiaries disclosed in the Company SEC Documents which are publicly filed and available prior to the date hereof, the Company, on a non-consolidated basis, has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). As of December 31, 2006, except (i) as set forth in Section 2.7(e) of the Company Disclosure Schedule and (ii) for rights in Contracts or other obligations referred to above, the Company, on a non-consolidated basis has no material assets.

2.8.	Absence of Certain Changes.

        (a)    Except as set forth in Section 2.8(a) of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof (excluding the disclosures in any “Risk Factors” or “Forward Looking Statements” sections and any other disclosures included in the Company SEC Documents which are predictive or forward looking in nature), since the Company Balance Sheet Date through the date hereof, there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (i) a Company Material Adverse Effect or (ii) a material adverse impact on the ability of the Company to consummate the transactions contemplated hereby.

        (b)    Since the Company Balance Sheet Date through the date hereof, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (excluding the disclosures in any “Risk Factor” or “Forward Looking Statements” sections and any other disclosures included in the Company SEC Documents which are predictive or forward looking in nature) or (iii) set forth in Section 2.8(b) of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Buyer under Section 5.1.

        2.9.    Insurance. A list of all launch and in-orbit satellite insurance policies as of the date hereof is set forth in Section 2.9 of the Company Disclosure Schedule. Copies of all such insurance policies have been made available to Buyer. Except as set forth in Section 2.9 of the Company Disclosure Schedule, and except for ordinary course expirations: (i) all such policies are in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default in any material respect (including any such breach or default in any material respect with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification in any material respect, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any written notice of cancellation, termination or non-renewal of any such policy (other than in connection with settlement of any claims thereunder); (iv) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses known to the Company, and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (v) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

2.10.	Real Property; Title to Assets.

        (a)    Owned Real Property. Each of the Company and its Subsidiaries has good, valid, fee simple and marketable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except (i) Liens set forth in Section 2.10(a) of the Company Disclosure Schedule and (ii) Permitted Liens. Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there are no outstanding contracts for the sale of any of the Owned Real Property or for the purchase of any real property. Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other contracts, options or rights of first refusal or agreements granting to any Person other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof. “Owned Real Property” means the material real property owned in fee by the Company and its Subsidiaries.

        (b)    Real Property Leases. The Company has previously furnished or otherwise made available to Buyer true, correct and complete copies of all leases, subleases, sub-subleases, licenses and other agreements, including any amendments or modifications thereto, under which the Company or any of its Subsidiaries leases, subleases, licenses uses or occupies (whether as landlord, tenant, subtenant or pursuant to any other occupancy arrangement) or has the right to use or occupy, now or in the future, any material real property (collectively, the “Real Property Leases”). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto and (ii) except as set forth in Section 2.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as set forth in Section 2.10(b) of the Company Disclosure Schedule, and (ii) Permitted Liens.

        2.11.    Company Intellectual Property. All rights in Company Intellectual Property are valid, subsisting and enforceable in all material respects, and the Company or one of its Subsidiaries owns or has the right to use all Intellectual Property necessary for or used in the operation of its business, free and clear of all Liens, except as set forth on Section 2.11 of the Company Disclosure Schedule and except for Permitted Liens. Except as set forth in Section 2.11 of the Company Disclosure Schedule, (i) no Action is pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenges the validity, enforceability or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use, or misappropriation, or other violation of any of the Company Intellectual Property or licenses by any Person; (iii) the Company and its Subsidiaries take reasonable actions to maintain and protect the Company Intellectual Property, including confidential Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) to the Company’s knowledge, no infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no written claim has been made to the Company or any of its Subsidiaries by any third party based upon an allegation of any such infringement, misappropriation or violation.

        2.12.    Litigation. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, there is no action, suit, investigation, claim, charge or proceeding (“Actions”) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets, properties or rights which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        2.13.    Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect or as is set forth in the Company Financials (i) the Company and each of its Subsidiaries, and each member of an affiliated, combined or consolidated group (each within the meaning of Section 1504 of the Code or any similar provision of state or foreign Tax Law) of which the Company or any of its Subsidiaries is a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed by it; (ii) all such filed Tax Returns, as they relate to the Company and its Subsidiaries are correct and complete; (iii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return) by it; (iv) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (v) no audit, action, proceeding or assessment is pending or threatened in writing by any Taxing Authority against the Company or its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has received written notice from any Taxing Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to taxation by that jurisdiction of the type that would have been covered by such Tax Return; (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulation 1.1502 -6 or any similar provision of state or foreign tax law, as a transferee or successor or under contract (other than pursuant to customary commercial contracts not primarily related to Taxes); (viii) none of the Company’s U.S. Subsidiaries has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code; (ix) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) disposition made on or prior to the Closing Date, (C) prepaid amount received on or prior to the Closing Date or (D) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (x) neither the Company nor any of its Subsidiaries is a party to any tax-sharing, tax-allocation or tax-indemnity agreement, and (xi) neither the Company nor any of its Subsidiaries has entered into any transaction which is a “listed transaction” (as defined in Treasury Regulation 1.6011-4).

2.14.	Employee Benefit Plans; ERISA.

        (a)    All employee benefit plans within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all stock purchase, stock option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, multiemployer and all other employee benefit plans, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), whether formal or informal, oral or written, legally binding or not (collectively, “Plans”), under which any current or former employee, director or consultant of the Company or its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (collectively, the “Company Plans”) are in compliance with, and have been established, administered and operated in accordance with, the terms of such Company Plans, ERISA, the Code and all other applicable Law, except for any failure to so comply, administer or operate the Company Plans that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each material Company Plan is set forth in Section 2.14(a) of the Company Disclosure Schedule. With respect to each Company Plan (other than any Company Plans maintained outside the United States (collectively, the “Company Non-U.S. Plans”), each of which, along with documents under applicable non-U.S. Law that are analogous to the documents described in clauses (i)–(v) of this sentence, shall be made available to Buyer by the Company within 30 days after the receipt by the Company of a written request from Buyer for such plan), the Company has made available to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (vi) the most recent determination letter from the IRS, if any; and (v) the most recent actuarial report or other financial statement, if any. All Company Non-U.S. Plans are specified in Section 2.14(a) of the Company Disclosure Schedule. With respect to each Company Non-U.S. Plan, (i) such Company Non-U.S. Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws; (ii) if intended to qualify for special tax treatment, such Company Non-U.S. Plan meets all requirements for such treatment; (iii) if intended or required to be funded and/or book-reserved, such Company Non-U.S. Plan is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Company Non-U.S. Plan.

        (b)    The Internal Revenue Service has issued a determination or opinion letter to the effect that each such Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the Company’s knowledge, there are no circumstances currently pending that would reasonably be expected to result in revocation of any such favorable determination letter. Each merger, consolidation or transfer of assets or liabilities of or relating to any “pension plan” (as defined in Section 3(2) of ERISA) which is now (or was ever) maintained by the Company or any of its Subsidiaries that is (or was) intended to be qualified under Section 401(a) of the Code has satisfied the requirements of applicable Law, including, without limitation, Sections 411(d)(6) and 414(l) of the Code and Treasury Regulation Sections 1.411(d)-3, 1.411(d)-4 and 1.414(l)-1. None of the Company or its Subsidiaries has participated in, contributed to or otherwise incurred any liability with respect to any multiemployer plan as defined in Section 3(37) of ERISA at any time during the prior six (6) years. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any liability with respect to any Company Plan that is subject to Title IV of ERISA, except for any liability that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)    With respect to any Company Plan, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, no (i) actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened or (ii) facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

        (d)    Except as set forth in Section 1.8(a) above or in Section 2.14(d) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, could result in the (i) payment to any Company Employee of any money or other property; (ii) provision of any material benefits or other rights of any Company Employee; or (iii) increase, acceleration or provision of any material payments, benefits or other rights (whether or not a “parachute payment” within the meaning of Section 280G of the Code) to any Company Employee. Each Company Plan or other arrangement between the Company or any of its Subsidiaries and any “service provider” (within the meaning of Section 409A of the Code) that is subject to Section 409A of the Code has been administered in good faith compliance with Section 409A of the Code.

        (e)    Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have no liability for life insurance or medical insurance benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

2.15.	Compliance with Laws; Permits.

        (a)    Compliance with Laws. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply, and notices, Actions and assertions concerning such violations and failures to comply, that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (i) the Company and each of its Subsidiaries has conducted its business in compliance with all Orders and Laws and corporate policies applicable thereto and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the

Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

        (b)    Company Permits. Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (i) necessary to own and operate each Company Satellite and all related earth stations and (ii) necessary for the lawful conduct of their respective businesses, except, in the case of clause (ii), where the failure to hold the same has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance with the terms of all Company Permits, except for such non-compliance as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16. Company Satellites.

        (a)    Company Satellites. Set forth in Section 2.16(a) of the Company Disclosure Schedule is a true and complete list, as of the date hereof, of each satellite owned by the Company or any of its Subsidiaries that is in orbit (each, except for such satellites that prior to the date of this Agreement have been decommissioned or suffered an actual or constructive total loss, a “Company Satellite”), listing by orbital location for each Company Satellite, as of the date hereof, the number and frequency band of useable transponders thereon. The Company has made available to Buyer true and correct copies of the most recent “Health Status Reports” detailing spacecraft-related incidents and anomalies experienced by Company Satellites as of the dates of the documents contained in such “Health Status Reports.” To the knowledge of the Company, as of the date hereof there are no spacecraft-related incidents or anomalies experienced by any Company Satellite that are not disclosed in the “Health Status Reports” referred to in the immediately preceding sentence, except, in each case, for those that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

        (b)    ITU Frequency Registration. Section 2.16(b) of the Company Disclosure Schedule contains a summary of the status of frequency registration at the International Telecommunication Union (“ITU”), of each Company Satellite and each advanced published satellite filed on behalf of the Company, including the identity of the sponsoring administration and the frequency bands covered. Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any material and significant conflicting claim(s) with respect to its rights to use the frequency assignment(s) described in its ITU filings at any such orbital location(s) that reasonably would be expected to restrict or otherwise affect, in either case in a materially adverse manner, the Company’s ability to operate the Company Satellite(s) on such frequency assignment(s) at such location(s).

        (c)    Coordination Agreements. As of the date of this Agreement and to the knowledge of the Company, there are no conflicting claims(s) with respect to the Company’s rights to use the frequency assignment(s) described in any Coordination Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material

Adverse Effect other than any such claims that are resolved by operation of the relevant Coordination Agreement. As of the date of this Agreement and to the knowledge of the Company, there are no material and significant conflicting claims(s) with respect to the Company’s rights to use the frequency assignments(s) described in any Concession Agreement, other than any such claims as are resolved by operation of the relevant Concession Agreement. “Coordination Agreement” means any satellite intersystem coordination agreement entered into by any ITU sponsoring administration related to the Company Satellites. “Concession Agreement” means any concession agreement that the Company and its Subsidiaries have entered into, as of the date hereof, with the ITU sponsoring administrations that permit the Company to operate certain Company Satellites pursuant to ITU filings of such administrations.

        (d)    Company Earth Stations. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the material improvements to each Company Earth Station and all material items of equipment used in connection therewith are (A) in good operating condition and repair and are suitable for their intended purposes and (B) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Company Earth Station. To the knowledge of the Company, no other radio communications facility is causing objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. “Company Earth Stations” means any material Telemetry, Tracking and Control and transmitting and/or receiving teleport earth station facility located on real property that is either owned in fee or leased by the Company or its Subsidiaries.

        2.17.    Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times prior was, in compliance with all applicable Environmental Laws; (ii) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, and no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law; (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Company at, on, under or from any property or facility owned, leased or operated by the Company or its Subsidiaries or, to the knowledge of the Company, by any prior owner, lessee or operator; and (iv) there are no Environmental Liabilities. For purposes of this Section, the terms “Company” and its “Subsidiaries” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

        2.18.    Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect and are enforceable by the Company and its Subsidiaries in accordance with their respective terms in all material respects. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and to the knowledge of the Company are not alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default thereunder in any material respect. Section 2.18 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date hereof, except that such schedule does not list (i) any Construction/Launch Contract where the remaining payments to be made by the Company do not exceed $10 million, (ii) contracts to operate satellites of third parties entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iii) the individual Customer Contracts with the Company Material Customers but instead lists such Company Material Customers and (iv) other Company Material Contracts that have been disclosed or described in the Company SEC Documents. True, correct and complete copies of the Company Material Contracts have been made available to Buyer or its advisors.

        2.19.    Finders’ Fees. Except for Credit Suisse, no investment banker, broker, finder, other intermediary or other Person is entitled to any investment banking or similar fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

        2.20.    Transactions with Affiliates. Except (i) as set forth in Section 2.20 of the Company Disclosure Schedule, (ii) as disclosed in the Company SEC Documents, (iii) as would not be required to be disclosed pursuant to Item 404 of Regulation S-K, or (iv) those of a type available to employees of the Company generally, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) record or beneficial owner of five percent or more of the voting securities of the Company or (C) Affiliate of any such officer, director, shareholder or record or beneficial owner. For purposes of this Agreement, the term “Affiliate” shall have the meaning provided in Rule 501(b) promulgated under the Securities Act.

        2.21.    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

        2.22.    Limitation on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO BUYER OR PARENT, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND EACH OF BUYER AND PARENT ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF THE COMPANY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

Representations and Warranties of the Sellers

        Each of the Sellers (as to itself and not any of the other Sellers), severally and not jointly, represents and warrants to Buyer and Parent as follows:

        3.1.    Organization. If such Seller is not an individual, such Seller is a corporation, partnership, limited liability corporation, trust or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not reasonably be expected to, individually or in the aggregate, impair the ability of such Seller to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        3.2.    Authority. Such Seller has all necessary power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate or other action. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

        3.3.    Ownership of Shares. Such Seller owns that number of Shares set forth opposite such Seller’s name on the signature page hereto and, except as otherwise set forth on the signature page hereto or in Section 3.3 of the Company Disclosure Schedule, all such Shares are owned by such Seller free and clear of any lien, charge, encumbrance, security interest, claim or right of others of whatever nature other than any lien, charge, encumbrance, security interest, claim or other right that may be created by, or imposed under, any agreement or instrument to which Buyer or Parent is a party, as a result of Buyer’s and Parent’s consummation of the transactions contemplated hereunder.

        3.4.    Non-Contravention. The execution, delivery and performance by such Seller of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) if such Seller is not an individual, contravene, conflict with or violate the governing documents of such Seller; (ii) subject to the Company obtaining, where necessary, all the consents, approvals and authorizations specified in Section 2.4, contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to such Seller or by which any of its properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations and compliance with the matters referred to in Section 2.4, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of such Seller, or cause increased liability or fees or the loss of a material benefit or imposition of a penalty under any Contract to which such Seller is a party; or (iv) result in the creation or imposition of any Liens on any assets of such Seller, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that have not had and would not reasonably be expected to, individually or in the aggregate, impair the ability of such Seller to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        3.5.    Limitation on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY TO BUYER OR PARENT, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND EACH OF BUYER AND PARENT ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SUCH SELLER NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

Representations and Warranties of Parent and Buyer

        Parent and Buyer represent and warrant to the Company and the Sellers as set forth below, except as described on the schedule (subject to Section 8.11) delivered by the Parent and Buyer to the Sellers in connection with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”)

4.1.	Organization and Power; Subsidiaries.

        (a)    Organization. Each of Buyer and Parent has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       (b)    Charter Documents. Each of Buyer and Parent has delivered or made available to the Company and the Sellers a true and correct copy of its memorandum of association, certificate of incorporation, charter, bylaws, bye-laws or like organizational documents, as amended to date (collectively, the “Formation Documents”), and such instruments are in full force and effect. Neither Buyer nor Parent is in violation of any of the provisions of the applicable Formation Documents.

(c)	Capitalization of Parent.

        (i)    As of the date hereof, the authorized share capital of Parent consists of 10,500 shares, par value $1.00 per share (the “Authorized Parent Shares”). As of the date of this Agreement, (i) 10,500 Parent shares and no other type or class of Authorized Parent Shares were issued and outstanding, (ii) no options to acquire any of the Authorized Parent Shares were issued and outstanding other than as contemplated by the Equity Financing or this Agreement, and (iii) no bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of Authorized Parent Shares may vote were issued or outstanding. All outstanding Parent shares are duly authorized, validly issued, fully paid and non-assessable and not issued in violation of preemptive rights or similar rights. The Parent shares are not represented by certificates issued by Parent.

        (ii)    At the Closing, (i) the Rollover Shares will consist only of Parent Shares, (ii) BC European Capital VIII will not own, or have the right to acquire, any equity securities of Parent, other than Parent Shares that are of the same class and type and in the same proportion as the Rollover Shares, (iii) all of the Parent Shares acquired by BC European Capital VIII shall have been purchased for cash at a price per Parent Share not less than the price per Parent Share that the Sellers acquired the Rollover Shares pursuant to Section 1.1(b) with the Seller Contribution Value as the amount the Sellers paid for such Rollover Shares and (iv) Parent shall have received total equity contributions (other than in respect of Sponsor Contribution Shares) having a value of no less than $1,100,000,000, all of which shall be cash contributions, and of which at least $800,000,000 shall have been contributed by BC European Capital VIII pursuant to the Equity Commitment Letter.

        4.2.    Corporate Authorization. Each of Buyer and Parent has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Buyer and Parent of this Agreement, and the consummation by Buyer and Parent of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. No vote of any class or series of Buyer’s or Parent’s capital stock is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Parent, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding agreement of each of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and, by general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

        4.3.    Governmental Authorization. The execution, delivery and performance by each of Buyer and Parent of this Agreement, and the consummation by each of Buyer and Parent of the transactions contemplated hereby, requires no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (ii) the FCC Consents; (iii) any AECA or

ITAR filings; (iv) any OFAC filings; (v) any filings required by the Department of Defense; (vi) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section 2.4 of the Company Disclosure Schedule or Section 4.3 of the Buyer Disclosure Schedule; (vii) any filings required by the SEC or under state securities, takeover and “blue sky” laws; (viii) those that may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement; and (ix) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair the ability of Buyer or Parent to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        4.4.    Non-Contravention. The execution, delivery and performance by each Buyer and Parent of this Agreement does not, and the consummation by Buyer and Parent of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Formation Documents; (ii) subject to obtaining the consents, approvals and authorizations specified in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Buyer or Parent; (iii) subject to obtaining the consents, approvals and authorizations specified Section 4.3, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or Parent under (A) any provision of any material Contract binding upon Buyer or Parent or (B) any material license, franchise, or permit held by Buyer or Parent; or (iv) result in the creation or imposition of any Lien on any asset of Buyer or Parent, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that would not, individually or in the aggregate, reasonably be expected to impair the ability of either Buyer or Parent to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

        4.5.    Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer, Parent or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Buyer or Parent to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

4.6. Financing.

        (a)    Parent has received, accepted and agreed to one or more valid and binding commitment letters from certain lenders (together, the “Debt Financing Commitment Letters”), committing them to provide Parent or Buyer with debt-financing, subject to the terms and conditions set forth therein or on other terms reasonably acceptable to Parent and not in violation of this Section 4.6, Section 5.2(a) or Section 5.2(b) (the “Debt Financing”).

        (b)    Subject to satisfaction of the terms and conditions of the Commitment Letters, Parent has, or will have available to it at the Closing, cash equity (“Cash Equity”) which, together with the Debt Financing (collectively, the “Financing”), will be used by Parent to satisfy, and will be sufficient to satisfy, all obligations of Parent, Buyer and the Company in connection with the transactions contemplated by this Agreement (including, without limitation, payment of the Aggregate Cash Consideration and any additional amounts required pursuant to Section 1.8, all change of control offer requirements under the existing indebtedness of the Company or its Subsidiaries, all fees and expenses to be paid as a condition to the consummation of the Financing and the consummation of the transactions contemplated hereby and any fees and expenses arising in connection with any refinancing of indebtedness of Buyer, Parent or the Company). Parent has received, accepted and agreed to a valid and binding commitment letter from certain Persons (the “Equity Financing Commitment Letter”, and the financing contemplated therein, the “Equity Financing,” and the Equity Financing Commitment Letter together with the Debt Financing Commitment Letters, the “Commitment Letters”), committing them to provide to Parent the Cash Equity, subject to the terms and conditions set forth therein. True, accurate and complete copies of the executed Debt Financing Commitment Letters and Equity Financing Commitment Letter have been provided to the Company and the Sellers on or prior to the date hereof and are attached hereto as Exhibit C and Exhibit D, respectively.

        (c)    The Commitment Letters delivered to the Company and the Sellers are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and the other parties thereto. Except as set forth in the Commitment Letters, there are no (i) conditions precedent to the respective obligations of the investors specified in the Equity Financing Commitment Letter to provide the Equity Financing; (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Financing Commitment Letters to fund the Debt Financing or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Commitment Letters to which Buyer or any of its Affiliates is a party that would permit the lenders specified in the Debt Commitment Letters or the investors specified in the Equity Financing Commitment Letter to reduce the total amount of the Equity Financing or Debt Financing, or that would materially affect the availability of the Equity Financing or Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or failure to satisfy a condition precedent on the part of Parent or Buyer under the Commitment Letters that has not been waived or remedied to the satisfaction of the lenders under the Commitment Letters, within 30 days of the date of occurrence of such breach or failure to satisfy a condition precedent. As of the date of this Agreement, neither Parent nor Buyer has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters. Parent or Buyer has fully paid any and all commitment fees or other fees required to be paid on the dates and to the extent required by the Commitment Letters.

        (d)    Parent or Buyer may amend and replace any Commitment Letter as provided in Section 5.2(b), in which case the representations and warranties of Parent and Buyer in respect of such Commitment Letter shall apply to the same as so amended or replaced in accordance with Section 5.2(b) .

4.7.	Condition of the Business; Independent Investigation.

        (a)    Notwithstanding anything contained in this Agreement to the contrary, each of Buyer and Parent acknowledges and agrees that neither the Company nor any Seller is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company and the Sellers, respectively, in Article II and Article III. Any claims that either Buyer or Parent may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company and the Sellers, respectively, set forth in Article II and Article III. Each of Buyer and Parent further represents that neither the Company nor any of its Affiliates nor any Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company or its Affiliates or any Seller or any other Person will have, or be subject to, any liability to Buyer, Parent or any other Person resulting from the distribution to Buyer, Parent or its officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, “Representatives”) or Buyer’s or Parent’s use of any such information, publications or data room information provided to Buyer, Parent or their Representatives, or any other document or information in any form provided to Buyer, Parent or their Representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby, except that nothing herein shall constitute a waiver of any rights of Buyer or Parent, in the case of fraud, to seek remedies against the Person or Persons who have committed such fraud.

        (b)    Each of Buyer and Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Parent’s and Buyer’s investigation of the Company and its Subsidiaries and their businesses and operations, Buyer, Parent and their respective Representatives have received from the Company or their Representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Buyer and Parent acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Buyer, Parent or their respective Representatives, and (iv) each of Buyer and Parent will not (and will cause all of its Subsidiaries and other Affiliates and all other Persons and Representatives acting on its behalf not to) assert any claim or cause of action against the Sellers, the Company, its Subsidiaries or any of the Company’s Representatives with respect thereto, or hold any such other Person liable with respect thereto, except that nothing herein shall constitute a waiver of any rights of Buyer or Parent, in the case of fraud, to seek remedies against the Person or Persons who have committed such fraud.

        4.8.    Qualifications to Hold Communications Licenses and to Own and Operate Certain Subsidiaries. Each of Buyer and Parent is legally, financially and otherwise qualified under all applicable Laws to own the licensee of, and to own, directly or indirectly, the entity that owns and operates the Company Satellites and to perform its obligations hereunder. To Parent’s knowledge, including after having reviewed the identity of each of its direct and indirect equity holders as may be relevant, and based upon the Law in effect on the date hereof, and the practices of the relevant regulatory bodies as of the date hereof no fact or circumstance exists relating to the qualifications of Buyer or Parent, the direct and indirect owners of and persons controlling Buyer and Parent, or any foreign qualifications of Buyer or Parent that (i) has prevented or delayed, or would reasonably be expected to prevent or materially delay the FCC’s grant of the FCC Consents; (ii) has prevented or delayed, or would reasonably be expected to prevent or materially delay or otherwise disqualify Parent or Buyer as the licensee, owner, operator or transferee of any satellite in any foreign jurisdiction; or (iii) would cause the FCC to impose a condition or conditions that, individually or in the aggregate, could reasonably be expected to impair the ability of Parent or Buyer to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby or impose any commercially unreasonable burden on Buyer, Parent or the Company and its Subsidiaries. No waiver of any FCC rule or policy is necessary to be obtained for the grant of the FCC Consents, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement. Each of Buyer and Parent is legally, financially and otherwise qualified under all applicable Laws to own all Subsidiaries of the Company that are party to Contracts with a Government Authority. As of the date hereof, neither Buyer nor Parent knows of any fact that would, under applicable Law, disqualify either Buyer or Parent from owning any Subsidiary of the Company that is party to any Contract with a Government Authority, that operates under U.S. government security clearances or that is registered under ITAR.

        4.9.    Solvency. As of the Closing, assuming (a) satisfaction of the conditions to Parent’s and Buyer’s obligation to consummate the transactions set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company and the Sellers set forth in Articles II and III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or Company Material Adverse Effect qualification or exception) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries provided by the Company to Buyer and Parent have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing and the payment in connection with the Closing of the Aggregate Cash Consideration and any other repayment or refinancing of debt in connection with the Closing to the extent contemplated in the Debt Financing Commitment Letters, and payment of all related fees and expenses, the Company will be Solvent. For purposes of this Section 4.9, the term “Solvent” with respect to the Company means that, as of any date of determination, (a) each of the Fair Value and the Present Fair Realizable Value of the aggregate assets of the Company and its Subsidiaries exceeds, as of such date, the value of all liabilities of the Company and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors; (b) the Company reasonably believes that it will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Buyer and Parent following such date (including any anticipated needs and contingent liabilities in connection with such operation of the business); and (c) the Company will be able to pay its liabilities, including contingent and other liabilities, as they mature or otherwise become absolute or due. “Fair Value” means the amount at which the aggregate or total assets of the Company and its Subsidiaries (including goodwill), would change hands between an independent willing buyer and an independent willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. “Present Fair Realizable Value” means the amount that may be realized by an independent willing seller from an independent willing buyer if the Company and its Subsidiaries’ aggregate or total assets (including goodwill) are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of assets of the business comprising such entity in an existing and not theoretical market.

        4.10.    Rollover Shares. The Rollover Shares shall, as of the Closing as contemplated hereby, be validly issued and fully paid, issued in conformity with applicable Law and shall be owned of record and beneficially by the Contributing Sellers in proportion to their Seller Contribution Shares and the Rollover Shares shall be issued to the Contributing Sellers free and clear of any lien, charge, encumbrance, security interest, claim or right of others of whatever nature other than any lien, charge, encumbrance, security interest, claim or other right that may be created by, or imposed under, any agreement or instrument to which such Contributing Seller is a party (including the New Shareholders Agreement). As of the Closing, each Parent Share that is owned by BC European Capital VIII shall have been issued at a Per Share Price in cash that is equal to the value of the Seller Contribution Shares to be contributed to Parent in respect of each Parent Share to be received by Contributing Sellers in connection with the Closing.

        4.11.    No Operations. Each of Buyer and Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Buyer is owned directly by Parent. Prior to the Closing, neither Parent nor Buyer shall have any material assets, liabilities or obligations, except (i) pursuant to, in connection with or related to this Agreement, the New Shareholders Agreement, the Debt Financing and Equity Financing and not in breach of this Agreement, Financing Agreements, equity compensation arrangements with employees of the Company and its Subsidiaries, any Management Agreement to be entered into in accordance with terms and conditions contained on Exhibit E and any other transactions contemplated hereby and thereby, (ii) with respect to Parent, as may be related to the ownership by Parent of all of the issued and outstanding capital stock of Buyer and (iii) any other obligations of the Company or any of its Subsidiaries.

4.12. Taxes.

        (a)    Parent and Buyer are classified as corporations for United States federal income tax purposes.

        (b)    Neither Parent nor Buyer has taken or agreed to take any action or knows of any fact that is reasonably likely to prevent or impede the Contributions from qualifying as a transaction described in Section 351 of the Code. To the knowledge of Parent, as of the Closing Date, less than 20% of the total combined voting power of all classes of Parent stock entitled to vote and less than 20% of the total number of shares of all other classes of stock of Parent will be the subject of a binding commitment on the part of the owner to dispose of such Parent shares, assuming for this purpose that no Rollover Shares are subject to such a binding commitment. If the Bridge Equity Amount does not exceed the Minimum Bridge Equity Amount, to the knowledge of Parent, as of the Closing Date, less than 20% of the total combined voting power of all classes of Parent stock entitled to vote and less than 20% of the total number of shares of all other classes of stock of Parent are the subject of a plan or arrangement on the part of the owner to dispose of such Parent shares (disregarding Bridge Equity holders serving as intermediaries in the distribution of Parent Shares, whose ownership is transitory, and treating such person as acquires Parent Shares from such a Bridge Equity holder as the relevant owner), assuming for this purpose that no Rollover Shares are subject to such a plan or arrangement. None of BC European Capital VIII, any of its Affiliates or any investors in BC European Capital VIII has, as of the Closing Date, any plan or arrangement or binding commitment to dispose of any stock in Parent.

ARTICLE V Covenants

5.1.	Conduct of the Company and the Sellers.

        (a)    Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, except as (x) set forth in Section 5.1 of the Company Disclosure Schedule, (y) expressly contemplated by this Agreement or as required by Contract or applicable Law or (z) consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use its reasonable best efforts to (A) preserve intact its current business organizations and Company Permits, (B) keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (C) maintain in full force and effect the satellite launch and in-orbit insurance policies listed on Section 2.9 of the Company Disclosure Schedule until the end of their term and consult in good faith with Parent regarding (i) any decision by the Company to replace any such policy which expires prior to the Closing Date, and (ii) if replaced, the terms of the replacement policy. Notwithstanding the foregoing, the Company shall consult in good faith with Buyer prior to taking any of the actions described as requiring prior consultation on Section 5.1 of the Company Disclosure Schedule.

        (b)    Required Consent. Without limiting the generality of Section 5.1(a), and except as otherwise contemplated by this Agreement, or listed on Section 5.1 of the Company Disclosure Schedule or as required by Contract or applicable Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit or cause any of its Subsidiaries to:

        (i)    do or effect any of the following actions with respect to the Company’s or any of its Subsidiaries’ securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock; (B) make, declare or pay any dividend or other distribution on (other than dividends to the Company or its Subsidiaries), or directly or indirectly redeem, purchase or otherwise acquire, any shares of Company capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Company capital stock other than pursuant to Company Plans and other than with respect to purchases from employees of the Company or its Subsidiaries whose employment terminates; (C) grant any Person any right or option to acquire any shares of capital stock (other than the grant of Company Options on terms consistent with past practice to employees of the Company and its Subsidiaries, hired after the date hereof, to purchase up to 50,000 additional Common Shares in the aggregate, with a fair market value exercise price); (D) issue, deliver, pledge, transfer or sell or agree to issue, deliver, transfer or sell any Company Securities or Subsidiary Securities (except pursuant to the exercise or vesting of Company Options and restricted stock outstanding on the date hereof); (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; or (F) make any adjustment to the amount of stock underlying, or the exercise price of, any Company Options;

        (ii)    amend or cause, adopt or propose any amendments to (A) the Company Charter Documents or any of the Subsidiary Charter Documents (other than amendments to the Subsidiary Charter Documents that do not adversely affect Buyer or Parent) or (B) any material term of any outstanding Company Security or any Subsidiary Security;

        (iii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than a transaction between or among direct or indirect wholly owned Subsidiaries and/or the Company);

        (iv)    sell, transfer, license, assign, abandon, fail to maintain, lease, pledge, mortgage, encumber, subject to a material Lien (other than a Permitted Lien) or otherwise dispose of any amount of the Company’s or any of its Subsidiaries’ property, assets or rights, other than as contemplated in the 2007 budget presented to Parent or in the ordinary course of business consistent with past practice or with respect to obsolete assets, or except for (A) transactions among the Company and its Subsidiaries or among Company Subsidiaries, (B) dispositions pursuant to the Company’s PanAmSat integration plan previously provided to Parent and (C) sales or leases of the Company’s products and services in the ordinary course of business consistent with past practice;

        (v)    incur or assume any Indebtedness from third parties (except for borrowings under the Company’s (including its Subsidiaries’) revolving credit facilities existing as of the date hereof or Intercompany Indebtedness), or amend in any material respect the terms of any existing material Indebtedness set forth in Section 2.2(c) of the Company Disclosure Schedule;

        (vi)    merge or consolidate with any other Person or acquire assets or capital stock of any Person (other than the acquisition of assets as contemplated in the 2007 budget presented to Parent and other than as set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule), except for transactions among the Company and its Subsidiaries or among Company Subsidiaries;

        (vii)    (A) acquire or agree to acquire any satellite or other spacecraft which the Company has not, on the date of this Agreement, previously agreed in writing to acquire or (B) make one or more investments or capital expenditures; provided, however, that the Company may (x) continue or commence capital programs as set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule, plus additional expenses solely for change orders of up to 10% of the budgeted payments on each satellite shown thereon, (y) replace satellites and other spacecraft that are not successfully launched, that are lost or destroyed or whose operational capacity is reduced, in each case in a commercially reasonable manner and consistent with the Company’s customary procurement practices, and (z) purchase such terrestrial equipment as necessary to supply customers in the ordinary course in connection with leases of transponder capacity by such customers or other services provided to such customers; provided that the Company shall consult in good faith with Parent prior to taking any of the actions described in clauses (x), (y) and (z) of this Section 5.1(b)(vii);

        (viii)    (A) enter into, establish, adopt, terminate or materially modify any Company Plan or any plan, policy, trust, fund, program or other agreement or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, other than as may be required by applicable Law, the Company Plans or a binding written contract in effect on the date of this Agreement, (B) grant any material bonuses, salary increases, severance or termination pay to, or otherwise materially increase the compensation or benefits of, any present or former officer or director of the Company or its Subsidiaries, other than (1) increases in salary or wages (x) as contemplated in the 2007 budget presented to Parent or (y) for 2008, annual compensation increases in the ordinary course of business consistent with past practice, or (2) as may be required by applicable Law, the Company Plans or a binding written contract in effect on the date of this Agreement, (C) except as required by the terms of the Company Plans or applicable Law, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of the Company’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants, or otherwise pay any material amounts not due such individual under any existing Company Plan or (D) fund any trust underlying any Company Plan except as required by the terms of a Company Plan or trust or employment agreement in effect as of the date hereof; provided that the foregoing shall not prevent (x) hiring and promoting officers and employees to fill vacancies (and salary increases in accordance therewith) in the ordinary course of business or (y) the participation of such officers and employees in Company Plans, in each case under (x) and (y), in the ordinary course of business consistent with past practice.

        (ix)    except as may be required by applicable Law or GAAP, change any method, policy, practice, procedure or principle of financial accounting;

        (x)    make or rescind any material election (other than an election to change the classification of an entity under Treasury Regulation Section 301.7701-3 (a “CTB Election”) relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material amendment to a previously filed material Tax Return, except in each case as is in the ordinary course of business consistent with past practice or not materially in excess of any amount reserved therefor, or make a material CTB Election;

        (xi)    (A) enter into any Contract that if existing on the date hereof would be a Company Material Contract (other than a Customer Contract), (B) terminate any Company Material Contract (except pursuant to the terms thereof in response to a breach by another party thereto), or (C) amend, supplement or modify in any material respect any Company Material Contract (other than a Customer Contract);

        (xii)    make any loan or capital contribution to or investment in any Person (including any present or former officer, director, consultant, or employee of the Company or its Subsidiaries), other than loans, advances or capital contributions to or investments in the Company or a Subsidiary of the Company and advancement of expenses in the ordinary course of business consistent with past practice;

        (xiii)    settle or compromise (A) any material Action, whether administrative, civil or criminal, in law or in equity (other than any Tax Action) or (B) any material claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

        (xiv)    cancel any debts or waive any claims or rights (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, do not exceed $10,000,000;

        (xv)    cancel or terminate, or amend in any material and adverse way, any satellite launch or in-orbit insurance policy of the Company or its Subsidiaries, other than as contemplated by the Company’s PanAmSat integration plan previously provided to Parent;

        (xvi)    terminate, shut down, discontinue or cease operations of any business segment of the Company or any service offering, other than as contemplated by the Company’s PanAmSat integration plan previously provided to Parent;

        (xvii)    enter into, renew, materially amend or terminate any lease of material real property, other than as contemplated by the Company’s PanAmSat integration plan previously provided to Parent;

(xviii) enter into any partnerships, joint ventures or other similar agreements;

        (xix)    acquire any license or authorization that could reasonably be expected to result in a material delay in obtaining the regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement (other than in respect of applications filed prior to the date hereof);

        (xx)    take any action (including any action otherwise expressly permitted hereby) that would reasonably be expected to (A) result in any of the representations and warranties set forth in Article II becoming false or inaccurate such that the condition set forth in Section 6.3(b) would fail to be satisfied or (B) adversely affect the likelihood that any Regulatory Condition will be satisfied on a timely basis; or

(xxi) agree or commit, in writing or otherwise, to take any of the foregoing actions.

        (c)    Seller Actions. Except as otherwise expressly permitted by this Agreement, or as required by applicable Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, each of the Sellers, severally and not jointly, agrees (a) not to sell, transfer, assign, pledge, mortgage, encumber, subject to a Lien or otherwise dispose of any Owned Shares owned by such Seller, (b) to vote, or cause to be voted, all of the Owned Shares owned by such Seller at any meeting of shareholders of the Company (including any adjournment or postponement thereof), or pursuant to any action by written consent, against any action or agreement that (i) could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty, or any other obligation of the Company under this Agreement or (ii) could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement, and (c) to waive any and all appraisal, dissenters or similar rights that it may have with respect to the transactions contemplated by this Agreement. The Sellers agree that the Shareholders Agreement shall be terminated and of no further force and effect at and as of the Closing.

5.2.	Conduct of Buyer and Parent.

        (a)    Conduct. Each of Buyer and Parent agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the moment in time immediately following the Closing, except as required by applicable Law, and except as may be consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), each of Buyer and Parent shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall:

        (i)    amend or otherwise change any of the Formation Documents of Buyer or Parent in a manner that would reasonably be expected to prevent or delay beyond the Outside Date the consummation of the transactions contemplated hereby;

        (ii)    (x) take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that (A) would reasonably be likely to result in any of the representations and warranties set forth in Article IV becoming false or inaccurate such that the conditions set forth in Section 6.2(a) would fail to be satisfied or (B) could reasonably be expected to delay beyond the Outside Date or impair the consummation of the transactions contemplated hereby or the receipt of any Required Consent, or (y) enter into (or assist or facilitate any other Person entering into) any agreement for the sale of any equity or economic interest in Parent, Buyer or any of their respective Subsidiaries (a “Transfer”) to any Person that, to the knowledge of Parent or Buyer as of the date of the Transfer, is a Restricted Entity (as defined below) or has either (x) a direct or indirect interest in the equity of a Restricted Entity that is in excess of 10% of the equity in such Restricted Entity or (y) a plan to acquire such an interest; provided, however, that the foregoing shall not apply with respect to Transfers of equity interests in Parent to a Person that, after giving effect to such Transfer, will not be the beneficial owner of more than 4.99% in Parent;

        (iii)    enter into or consummate (X) any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets, recapitalization or otherwise) or joint venture with respect to a fixed satellite services operator that owns and operates satellites which provide transponder capacity commercially, (Y) except as and to the extent expressly contemplated by Section 5.2(b), any agreements or arrangements for direct or indirect sales of any securities or any assets of Buyer, Parent or the Company or any of their respective Subsidiaries to any Person or (Z) any other agreements or arrangements that could reasonably be expected to impair the ability of Buyer or Parent to perform its obligations hereunder, or prevent or materially impede, interfere with or hinder or delay beyond the Outside Date the consummation of the transactions contemplated hereby; or

        (iv)    make any election to treat Parent or Buyer as a partnership or a disregarded entity for United States federal income tax purposes nor take any other action that would cause a change in the entity classification of Parent or Buyer for U.S. federal income tax purposes.

        (b)    Financing. Each of Buyer and Parent shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) arrange and obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained therein, which agreements shall be in effect as promptly as practicable after the date hereof but in no event later than the Closing, and (iii) to consummate the Financing no later than the Closing; provided, that any change of control offer (but, for the avoidance of doubt, not any change of control default backstop) need not be documented or funded unless and until such time as the respective change of control offer is completed and any outstanding notes in respect of such offer have been validly tendered and not withdrawn. In the event any portion of the Financing becomes unavailable on the terms and conditions or from the sources contemplated in the Commitment Letters, Buyer or Parent shall, subject to Section 5.2(a)(ii), promptly notify the Company and shall use reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to Buyer, Parent or the Company, as promptly as practicable following the occurrence of such event but in no event later than the earlier to occur of three Business Days after the end of the Marketing Period and the Outside Date, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to this Section 5.2(b) being referred to as the “Financing

Agreements”). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, and (y) all conditions set forth in Article VI hereof have been satisfied or waived (other than the conditions set forth in Section 6.2 and Section 6.3(d)), Buyer or Parent shall use the bridge facility contemplated by the Debt Financing Commitment Letters, if necessary, to cause the Closing to occur no later than the earlier to occur of three Business Days after the end of the Marketing Period and the Outside Date. Parent (I) shall deliver to the Sellers true, complete and executed copies of all Financing Agreements promptly upon their execution, (II) shall give the Sellers prompt notice of any material breach by any party to the Commitment Letters, any alternative financing commitment or the Financing Agreements, or any amendment or termination of any of the foregoing, and (III) shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, comply with the terms, and satisfy on a timely basis the conditions applicable to such parties in the Commitment Letters, any alternative financing commitments, the Financing Agreements and any related fees and engagement letters. Each of Buyer and Parent shall refrain (and shall cause its Affiliates to, and use its commercially reasonable best efforts to cause its Representatives to, refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letters, any alternative financing commitments or Financing Agreement. Each of Buyer and Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Each of Buyer and Parent shall not amend or alter, or agree to amend or alter, the Commitment Letters in any manner that could reasonably be expected to delay or prevent the consummation of any of the transactions contemplated hereby without the prior written consent of the Company; provided, that Buyer may (x) amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment Letters as of the date of this Agreement, (y) otherwise replace or amend any of the Commitment Letters so long as such action would not reasonably be expected to prevent or materially impede, hinder, delay beyond the Outside Date or interfere with the Closing and the terms are not materially less beneficial to the Sellers than those in the Commitment Letters as in effect on the date of this Agreement and (z) subject to Section 5.2(a)(ii), amend the Equity Commitment Letters to add Persons who had not executed such Equity Commitment Letters as of the date of this Agreement; and in the event of any such amendment or replacement of a Debt Financing Commitment Letter, Equity Commitment Letter, the terms “Debt Financing Commitment Letter,” “Equity Commitment Letter” and “Commitment Letters,” as applicable, as used in this Agreement shall be deemed to include the Commitment Letter as so amended or replaced). For the avoidance of doubt, no amendment or replacement of any Equity Commitment Letter shall permit the equity commitment of BC European Partners VIII to be less than $800,000,000.

(c)	[INTENTIONALLY OMITTED].

        (d)    Taxes. Each of Parent and Buyer shall use its respective reasonable best efforts to cause the Contributions to qualify as a transaction described in Section 351 of the Code. Between the date hereof and the Closing Date, Parent shall use reasonable best efforts to cause the holders of the Bridge Equity to agree that, as of the Closing Date, they will not have any binding commitment to dispose of any stock in Parent.

        (e)    Reduction of Rollover. If Bridge Equity is offered to Parent on terms no less favorable to Parent than the terms of the Bridge Equity Commitment Letter delivered to the Company on or prior to the date hereof, Parent shall accept such Bridge Equity and the Sponsor Roll Value shall be correspondingly reduced to the extent such Bridge Equity constitutes Additional Bridge Amount.

5.3.	Confidentiality; Access to Information.

(a) Confidentiality.

        (i)    The parties acknowledge that the Company and an affiliate of Parent have previously executed a Confidentiality Agreement dated April 11, 2007, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and Parent and Buyer will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement (as if Buyer and Parent, in addition to such affiliate, were a signatory thereto) through and including the Closing; provided, however, that after the date hereof paragraph numbered 3 of the Confidentiality Agreement shall be terminated and be of no further force or effect with respect to prospective equity financial sources who agree to keep the Evaluation Material confidential in accordance with the terms of the Confidentiality Agreement, subject at all times to compliance with the confidentiality provisions in the New Shareholders Agreement.

(b) Access to Information.

        (i)    To the extent permitted by applicable Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing, the Company will and will cause its Subsidiaries to (x) give each of Buyer and Parent and its authorized Representatives reasonable access during normal business hours to the offices, properties, employees and personnel, books and records of the Company and its Subsidiaries, (y) furnish to Buyer and Parent and their counsel, financial advisors, auditors, financing sources that executed and delivered the Commitment Letters, and other authorized Representatives such financial and operating data and other information as such persons may reasonably request, and (z) instruct the Company’s employees, auditors, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries. The foregoing information shall be held in confidence by each of Buyer and Parent and its counsel, financial advisors, auditors and other authorized Representatives in accordance with the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement.

        (ii)    For a period of six years after the Closing or such longer period as may be required by Law, Parent and Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and in accordance with all requirements of law, (ii) upon reasonable notice, afford the officers, employees, agents and representatives of any Sponsor Seller reasonable access (including the right to make, at such Sponsor Seller’s expense, photocopies), during normal business hours, to such books and records, or, at the request of a Sponsor Seller, furnish such Sponsor Seller with copies thereof; provided, however, that any Sponsor Seller’s access to books and records of the Company shall be limited to books and records relating to periods ended on or prior to the Closing and shall be for purposes of resolving disputes in connection with this Agreement, related to Tax matters affecting such Sponsor Seller or for any other matter requiring access to such books and records for any reasonable business purpose related to such Sponsor Seller’s prior ownership of the business.

        5.4.    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, the Sponsor Sellers, Buyer and Parent shall use its commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Orders to consummate the transactions contemplated by this Agreement.

5.5.	Regulatory Matters.

        (a)    The parties shall cooperate with one another and use their commercially reasonable efforts to make any applicable regulatory or antitrust or competition law filings as soon as possible, including, without limitation, (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (any HSR filing shall be made within ten Business Days of the date of this Agreement), (ii) any required filings under any other Antitrust Laws, (iii) any required notifications to the Department of Defense and U.S. security agencies, (iv) a submission of a joint notification to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), (v) any filings or notifications required to be made prior to the Closing under the AECA and ITAR and (vi) any filings or notifications required to be made prior to the Closing to OFAC.

        (b)    Each of Parent and the Company shall (i) make, and shall cause its Subsidiaries and Affiliates to make, an application to the FCC for its consent to the transactions contemplated hereby with respect to any Company Permit issued by the FCC (the “FCC Consent Application”), within thirty-five (35) Business Days after the date hereof and (ii) use their commercially reasonable efforts to make, and shall cause its Subsidiaries and Affiliates to use their commercially reasonable efforts to make, all necessary filings with or applications to any other Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement as soon as reasonably practicable.

        (c)    Parent and the Company shall, and shall cause their respective Subsidiaries and Affiliates to: (i) use their reasonable best efforts to obtain prompt termination of any waiting period under the HSR Act and prompt termination of any other requisite waiting period under any applicable Law, including without limitation any waiting period under the laws of the European Union, Austria, Germany or other member state of the European Union; (ii) cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 5.5, including subject to Applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that materials may be redacted (x) to remove references concerning the valuation of Parent, Buyer, the Company, or any of their Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority; (iv) subject to applicable Law, promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection with the transactions contemplated by the Agreement; (v) subject to applicable Law, consult with the other parties in advance of any meeting or conference, whether in person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; and (vi) use their reasonable best efforts to cause the Regulatory Conditions to be satisfied and to cause any such approvals required to be obtained in a timely manner for the Closing.

        (d)    Buyer and the Company shall, and shall cause their respective Subsidiaries and Affiliates to: (i) use reasonable best efforts to diligently prosecute all applications with the FCC, including the FCC Consent Application, and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate filings and notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications, and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby.

        (e)    In furtherance and not in limitation of the covenants of the parties contained in Sections 5.5(a), (b), (c), and (d), each party agrees to use its reasonable best efforts to address such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Communications Act of 1934, as amended (the “Communications Act”), any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications services (including without limitation the provision of direct-to-home video programming) (collectively, “Communications Regulation”) or any applicable Antitrust Law; provided, however, that, nothing in this Agreement shall require Sellers, the Company, Buyer or Parent to agree to (i) the imposition of conditions on, (ii) the requirement of divestiture of, or (iii) any licensing or hold separate or similar arrangements with respect to, or conduct of business arrangements or under-takings or other limits to the right of Buyer or Parent to own the Company and its Subsidiaries or the right of the Company or its Subsidiaries to own or operate, in each case, any material portion of the assets, properties or businesses of the Company or any of its Subsidiaries (any of the foregoing, a “Restriction”), other than any restriction or Restrictions that, in the aggregate are not materially more burdensome than the Restrictions that exist as of the date hereof with respect to the ownership, operation, monitoring or control by the Sellers of the Company and its Subsidiaries (an “Unacceptable Restriction”); provided, further, that Parent and Buyer shall be obligated hereunder to negotiate in good faith and offer to enter into Restrictions that are not Unacceptable Restrictions if required to do so in order to cause any Regulatory Condition to be satisfied. In connection with the foregoing, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Authority reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense. Parent and Buyer shall not take (and the Company shall not be required to take) any of the foregoing actions if such actions would bind the Company to do something irrespective of whether the Closing occurs or would have an adverse impact on the Company prior to the Closing.

        5.6.    Public Announcements. So long as this Agreement is in effect, Parent, Buyer, Sellers and the Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

5.7.	Director and Officer Liability.

        (a)    From and after the Closing, the bye-laws and the memorandum of association of each of the Company and Intelsat, Ltd. shall contain provisions no less favorable with respect to indemnification of, and advancement of expenses to, present and former directors and officers of each of the Company and Intelsat, Ltd. than those set forth in the respective bye-laws and memorandum of association of the Company and Intelsat, Ltd. on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of the individuals who at the Closing are present or former directors or officers of the Company or Intelsat, Ltd., as the case may be, unless such modification is required after the Closing by applicable Law. Buyer shall obtain as of the Closing “tail” insurance policies covering such officers and directors with a claims period of at least six years from the Closing with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to the Company’s directors and officers as of the date hereof; provided, that if for any applicable year the per annum premiums for such tail insurance policies exceed 300% of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then Buyer shall provide a policy with the best coverage as shall then be available at 300% of such rate;

        (b)    Each of Buyer and Parent agrees that, for six years after the Closing Date, it shall, and shall cause the Company and its Subsidiaries to, jointly and severally indemnify, subject to any limits imposed by applicable Law, each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of its Subsidiaries, and each of their successors and assigns (individually an “Indemnified Party” and collectively the “Indemnified Parties”), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as an officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Closing whether commenced, asserted or claimed before or after the Closing, including liability arising under the Securities Act, the Exchange Act or any other Law and including any liability arising out of or pertaining to the transactions contemplated by this Agreement, in each case to the same extent as provided in the Company’s bye-laws or memorandum of association or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Party upon request for reimbursement of documented expenses reasonably incurred, provided the applicable Indemnified Parties provide an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Parties are not entitled to indemnification.

        (c)    If Buyer, Parent, the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer, Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 5.7.

        (d)    The rights of each Indemnified Parties under this Section 5.7 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the transactions contemplated hereby and are intended to benefit, and shall be enforceable by, each Indemnified Party.

        (e)    Each Seller hereby releases and discharges each director and officer of the Company, from any and all liabilities whatsoever, whether at law or in equity, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, out of their respective service to the Company as an officer and/or director on or before the Closing Date, including in connection with the transactions contemplated hereunder; provided, however, that the foregoing does not apply to, or release any entity from, any obligation under any Contract.

5.8.	Employee Benefits.

        (a)    For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each of Buyer and Parent shall, or shall cause the Company and its Subsidiaries to, maintain (i) employee benefit plans, programs and arrangements, salaries and bonus programs for employees of the Company or any Subsidiary of the Company immediately prior to the Closing Date who continue to be so employed after the Closing Date, which are, in the aggregate, substantially comparable to those provided by the Company or its Subsidiaries as of immediately before the Closing Date, (ii) employee benefit plans, programs and arrangements, salaries and bonus programs that are triggered upon the termination of employment for employees of the Company or any Subsidiary of the Company immediately prior to the Closing Date who continue to be so employed after the Closing Date (“Covered Employees”), which are, in the aggregate, substantially comparable to those provided by the Company or its Subsidiaries as of immediately before the Closing Date, and (iii) contribution levels and loan provisions under the defined contribution plans of the Company and its Subsidiaries, in each case, at levels which are substantially comparable to those provided as of immediately prior to the Closing Date.

        (b)    From and after the Closing Date each of Buyer and Parent will, and will cause the Company and its Subsidiaries to, honor, in accordance with their terms, the Company Plans and all existing employment and severance agreements between the Company or any of its Subsidiaries and any Covered Employee.

        (c)    Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Company Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries.

        (d)    The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts as soon as practicable after the date hereof (but in no event later than the fifth Business Day immediately prior to the Closing Date), to obtain from each Person to whom any payment or benefit (including, without limitation, the additional vesting of Company Options described in Section 1.8(a) of this Agreement) is required or proposed to be made that could constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the "Waived Benefit") so that all remaining payments and benefits applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such stockholder approval is not obtained, such payments and/or benefits shall not be paid or provided, as applicable, and such Persons shall have no right or entitlement with respect thereto. As soon as practicable thereafter but in any event prior to the Closing Date, the Company shall seek stockholder approval in a manner that complies with Section 280G(b)(5)(B) of the Code of all such payments and/or benefits that have been conditioned on the receipt of such approval. Buyer, Sellers and the Company shall cooperate in determining which payments and/or benefits may be deemed to constitute parachute payments, and the form of each such waiver and the disclosure and other circumstances of any such stockholder approval shall be provided to Parent for Parent’s advance review and comment.

        (e)    This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any third-party beneficiary or any other rights or remedies of any nature whatsoever under or by reason of this Section 5.8. Nothing in this Section 5.8, express or implied, shall provide any Company Employee with any right to continued employment or any right to receive any specific employee benefit or to participate in any specific compensation or benefit plan, program or arrangement.

        5.9.    Cooperation with Financing. The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to reasonably cooperate in connection with the arrangement and syndication of the Financing and any related change of control offer as may be reasonably requested in advance by Parent or Buyer after the date hereof; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing (or any replacements thereof) prior to the Closing; and provided, further, that such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company, and shall not require the Company, any of its Subsidiaries or any Seller or any agent thereof, except as specifically set forth below, to enter into any agreement, pledge any collateral or grant any guarantee or to execute any certificates or deliver any opinions or have their respective board of directors adopt any resolutions or take any action. Without limiting the foregoing provisos, such cooperation by the Company shall include, at the reasonable request of Buyer or Parent and if necessary to obtain the Financing or obtain any portion thereof from alternative sources pursuant to Section 5.2(b), (i) using its reasonable best efforts, including by providing customary management representation letters, to cause its officers to be reasonably available to (A) participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (B) participate in the preparation of business projections, financial statements and pro forma financial information for inclusion in offering memoranda, private placement memoranda, prospectuses and similar documents customarily included in documents of this type; (ii) using its reasonable best efforts to cause its independent accountants to provide reasonable assistance to Buyer or Parent consistent with their customary practice (including to provide consent to Buyer or Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in each case on customary terms and consistent with their customary practice in connection with the Financing);

and (iii) providing to the contemplated sources of the Financing financial and other information in the Company’s possession with respect to the transactions contemplated hereby reasonably requested and customary in connection with financings of such type. Each of Buyer or Parent shall, promptly upon request by the Company or any of its subsidiaries, reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent and Buyer shall indemnify and hold harmless the Company and its Subsidiaries and its and their directors, officers, employees and agents from and against all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the Company's or its subsidiaries' or other Representatives' willful misconduct or gross negligence.

        5.10.    Resignations. Each person that is an employee, partner or member or other representative of a Sponsor Seller (or of any advisor or manager thereof) shall resign from each position held by such person as an officer or director of the Company and each of its Subsidiaries, effective as of the Closing.

        5.11.    No Negotiation. From the date hereof through the Closing Date or the earlier of termination of this Agreement, except with respect to the actions contemplated by Section 5.9 or with the prior consent of Parent, the Company and their Affiliates shall not, and shall cause their Subsidiaries, directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to acquiring all or any portion of, the Company (an "Acquisition Transaction"), and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        5.12.    Notification of Certain Matters. From the date hereof through the Closing Date or the earlier of termination of this Agreement, each of the Company, on the one hand, and Buyer and Parent, on the other hand, shall give the other prompt notice of any of the following of which it becomes Aware: (a) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be likely to cause a breach of any representation or warranty contained in this Agreement by such party, (b) in the case of the Company, any event that has or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and (c) any failure of such party or any of its Affiliates, or of their respective representatives, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

        5.13.    Affiliate Agreements. With respect to each Contract with Affiliates listed on Item 1 of Section 2.20 of the Company Disclosure Schedule (the “Affiliate Agreements”), Buyer, Parent, the Sponsor Sellers and the Company agree that upon consummation of the Closing each such Affiliate Agreement shall automatically terminate and be of no further and effect, and the Company or any of its Subsidiaries shall have no obligations or liabilities thereunder following the Closing Date with respect to any management fees or Lump Sum Payments (as defined in each Affiliate Agreement). For the avoidance of doubt, the Sponsor

Sellers and the Company covenant and agree that no amounts have been paid, or will be paid on or prior to the Closing Date, with respect to the Lump Sum Payments.

        5.14.    Advisors. The agreements with the advisors listed on Section 5.14 of the Company Disclosure Schedule have been made available to Parent on or prior to the date hereof, and no additional fees shall be or have been paid to such advisors in connection with the transactions contemplated hereby, other than the fees and expenses contemplated by such letters.

        5.15.    Audited Financial Statements. The Company shall, on or prior to seventy-five (75) days following the date hereof, deliver to Parent the audited balance sheet of the Company on a non-consolidated basis (the “Company Audited Balance Sheet”), as of, and related consolidated statements of operations and income (loss) for the twelve (12) months ended, December 31, 2006 together with all related notes and schedules thereto and accompanied by a report of KPMG LLP thereon.

        5.16.    New Shareholders Agreement. The Sponsor Sellers and Parent agree to use their reasonable best efforts to negotiate in good faith a shareholders agreement (the “New Shareholders Agreement”) as soon as reasonably practicable following the date hereof to be entered into on the Closing Date with Parent, the Sponsor Sellers, BC European Capital VIII and any of its Affiliates or investors that acquire Parent Shares at or prior to the Closing, and certain other shareholders of Parent, which New Shareholders Agreement shall be on substantially the same terms and conditions described on the term sheet attached hereto as Exhibit E.

ARTICLE VI

Conditions to the Transactions

        6.1.    Conditions to the Obligations of the Parties. The respective obligations of the Company, Sellers, Buyer and Parent to consummate the transactions contemplated hereby are subject to the satisfaction (or if permitted by applicable Law waiver by each party (including by each Seller by Sponsor Seller Action), for whose benefit the applicable condition exists) on or before the Closing of each of the following conditions:

        (a)    No Order. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries engage in business activities that are material to the Company (a “Relevant Jurisdiction”) that prohibit the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in any such jurisdiction after the date of the Agreement that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement; provided, however, that this condition 6.1(a) shall be deemed to be satisfied for and may not be asserted by any party that has not used or is not using its reasonable best efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other order or decree that would otherwise give rise to a failure of this condition; and

        (b)    Governmental Consents. (i) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all approvals thereunder shall have been obtained, (ii) the FCC Consents shall have been obtained, (iii) any review or investigation under the Exon-Florio Amendment shall have been terminated, and CFIUS or the President of the United States shall have determined to take no action authorized thereunder and (iv) the other Required Consents shall have been obtained.

        6.2.    Conditions to the Obligations of the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

        (a)    Representations and Warranties of Buyer and Parent. The representations and warranties of Buyer and Parent set forth in Article IV herein shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on Parent or Buyer’s ability to consummate the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in Sections 4.1(c), 4.9, 4.10 and 4.11 shall be true and correct in all material respects (without giving effect to any materiality or similar qualification contained in such representations); and provided, further, however, that the representations and warranties contained in Section 4.12 shall be true and correct in all respects.

        (b)    Performance of Obligations of Buyer and Parent. Each of Buyer and Parent shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Closing;

        (c)    Consideration. Prior to Closing, Buyer shall have deposited, or caused to be deposited, with the Settlement Agent, for the benefit of the Sellers, by wire transfer and in immediately available funds the Aggregate Cash Consideration; and

        (d)    Officer’s Certificate from Buyer and Parent. Each of Parent and Buyer shall have furnished the Company and the Sellers with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

        6.3.   Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by Buyer or Parent in whole or in part to the extent permitted by applicable Law):

        (a)    Material Adverse Effect. From the date hereof to the Closing, there shall not have occurred any change, development, event, condition, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

        (b)    Representations and Warranties of the Company and the Sellers. The representations and warranties of the Company and the Sponsor Sellers set forth in Article II and Article III herein shall be true and correct as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality, Company Material Adverse Effect or similar qualification other than those contained in Section 2.8(a)) have not had and would not reasonably be expected to result in a Company Material Adverse Effect or a material adverse impact on the Company’s or any of the Sponsor Sellers’ ability to consummate the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in Sections 2.2(a), 2.19, 3.1, 3.2 and 3.3 shall be true and correct in all material respects (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications contained in such representations).

        (c)   Performance of Obligations of the Company and the Sellers. The Company and each Seller shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Closing; and

        (d)    Officer’s Certificate from the Company. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied with regard to the Company.

        (e)    Legal Opinion. Parent shall have received an opinion of Bermuda counsel to the Company, dated the Closing Date, substantially in the form set forth in Section 6.3(e) of the Company Disclosure Schedule subject to such counsel’s customary assumptions, exceptions and qualifications.

ARTICLE VII Termination

7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent duly authorized by Parent, the Company and Sellers;

(b) by either Parent on the one hand, or the Company, on the other hand, if:

        (i)    the transactions have not been consummated by the date that is nine (9) months from the date hereof (such date, or such date as extended as set forth below, the “Outside Date”); provided, however, that in the event that as of such date, any of the Regulatory Conditions has not been satisfied, the Outside Date may be extended from time to time by the Buyer or the Company one or more times to a date not beyond the date that is twelve (12) months from the date hereof and provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to: (x) Buyer if the failure to perform any material covenant or obligation of Buyer or Parent under this Agreement or the breach of a representation or warranty of Buyer or Parent under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date and (y) the Company if the failure to perform any material covenant or obligation of the Company or any Sponsor Seller under this Agreement or the breach of a representation or warranty of the Company or any Sponsor Seller has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date; or

        (ii)    any Order of a Governmental Authority in a Relevant Jurisdiction permanently restraining, enjoining or otherwise prohibiting sale of the Owned Shares shall become final and non-appealable or the FCC denies or designates for hearing the FCC Consent Application and such FCC action has become a Final Order; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to: (x) Buyer if the failure to perform any material covenant or obligation of Buyer or Parent under this Agreement or the breach of a representation or warranty of Buyer or Parent under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date and (y) the Company if the failure to perform any material covenant or obligation of the Company or any Sponsor Seller under this Agreement or the breach of a representation or warranty of the Company or any Sponsor Seller has been the cause of or resulted in the failure of the Closing to occur on or before such date.

        (c)    by the Sponsor Sellers if a breach by Buyer or Parent of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof and which is not cured by the 30th day (or, if earlier, the day prior to the Outside Date) following written notice to the Company (and if applicable to the party committing such breach) given reasonably promptly after the Company becomes Aware of such breach; or

        (d)    by Parent if a breach by any of the Company or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of any of the conditions set forth in Section 6.3(a), (b) or (c) hereof and which is not cured by the 30th day (or, if earlier, the day prior to the Outside Date) following written notice to the party committing such breach given reasonably promptly after Buyer or Parent becomes Aware of such breach; or

        (e)    by the Sponsor Sellers if (i) all conditions set forth in Section 6.1 and 6.3(a), (b) and (c) have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing does not occur on or prior to the earlier of the Outside Date or three (3) Business Days following the end of the Marketing Period (and with respect to Section 6.3, in each case above substituting “the date of the termination” for “the Closing” in such Sections).

      (f)    by the Company if the Excess Company Liabilities exceed $150,000,000.

     7.2.    Notice of Termination; Effect of Termination.

        (a)    Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

        (b)    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Section 5.3(a), the final two sentences of Section 5.9, this Section 7.2, Section 7.3, Section 7.4, Article VIII and the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement; provided, however, in no event shall the Company and the Sellers on the one hand, or Buyer and Parent, on the other hand, be liable for or seek to recover against the other party, any losses or damages with respect to this Agreement in the aggregate in excess of the amount of the Breach Termination Fee (inclusive of any obligation to pay the Breach Termination Fee, the Regulatory Termination Fee or any payment under Section 7.4). For these purposes, the Company and the Sellers, in the aggregate, shall be deemed to be one “party” and the Buyer and Parent, in the aggregate, shall be deemed to be one “party.”

7.3.	Termination Fee.

        (a)    If this Agreement is terminated pursuant to Section 7.1(c), then Parent shall pay for the benefit of the Applicable Shareholders the Breach Termination Fee, such payment to be made to the Applicable Shareholders in immediately available funds within two (2) Business Days of the termination of this Agreement. If this Agreement is terminated pursuant to Section 7.1(b) or 7.1(e), then Parent shall pay for the benefit of the Applicable Shareholders the Regulatory Termination Fee, such payment to be made to the Applicable Shareholders in immediately available funds within two (2) Business Days of the termination of this Agreement; provided, however, that if at the time of such termination, the Sponsor Sellers were entitled to terminate this Agreement pursuant to Section 7.1(c) (without reference to any notice or cure periods therein) and the breach that would so entitle the Sponsor Sellers to so terminate has contributed directly to the cause of or resulted in such termination, then Parent shall pay the Breach Termination Fee in lieu of the Regulatory Termination Fee. Notwithstanding the foregoing, in the event of a termination pursuant to Section 7.1(b) or 7.1(c), Parent shall not be obligated to pay the Breach Termination Fee or Regulatory Termination Fee in the event that at the time of such termination any of the conditions set forth in Sections 6.3(a), 6.3(b) or 6.3(c) were not satisfied (but, with respect to Section 6.3, in each case, substituting “the date of termination” for “as of or prior to the Closing” in such Sections) and such failure to be so satisfied has been the cause of or resulted in the termination; provided, further, however, that in no event shall Parent be required to pay the Breach Termination Fee or Regulatory Termination Fee on more than one occasion or be required to pay both the Breach Termination Fee and the Regulatory Termination Fee. If a Regulatory Termination Fee is paid by Parent pursuant to Section 7.13, and at the time of such payment and the associated termination of this Agreement in accordance with this Article VII, circumstances do not exist that would entitle the Company or the Sellers to receive the Breach Termination Fee, then the sole remedy of the Company and the Sellers hereunder in respect of such termination is the Regulatory Termination Fee. Buyer and Parent agree that if this Agreement is terminated for any reason (x) no Seller shall be liable to Buyer or Parent for any damages or other remedies in respect of any breach by any Seller or by the Company, and neither Buyer nor Parent shall seek any damages or remedies from any Seller in respect thereof, (y) Buyer and Parent shall look only to the Company for any damages or other remedies in respect of any breach by any Seller or by the Company and (z) the Company’s aggregate liability to Buyer and Parent in respect of any breach by the Company or any Seller shall in no event exceed the Breach Termination Fee. The Company agrees that in the circumstances described in the preceding sentence it will be liable for the damages or remedies referred to in the preceding sentence, to the extent of such damages or remedies but subject to clause (z) of such preceding sentence.

        (b)    In the event that the Breach Termination Fee or Regulatory Termination Fee is payable, it shall be paid by wire transfer as directed by the Sponsor Seller Authorizing Entities and shall be grossed up for withholding Tax if any (and any Tax imposed by a jurisdiction other than (i) a jurisdiction in which the taxpayer-recipient of such payment is tax resident and (ii) any other jurisdiction where the taxpayer-recipient has any present or former connection constituting a taxable presence and forming the basis for such Tax (except for a connection arising solely as a result of the transactions contemplated by this Agreement)) imposed in respect of the Breach Termination Fee or Regulatory Termination Fee such that the Sellers and their respective taxpayers-recipients receive and retain an amount equal to the amount they would have received and retained had no such Tax been imposed. On or prior to the receipt of any Breach Termination Fee or Regulatory Termination Fee, the Sponsor Seller Authorizing Entities shall, and the Company shall at the direction of the Sponsor Seller Authorizing Entities, adopt such reasonable policies and procedures and take such further action as is reasonably required or appropriate to cause such Breach Termination Fee or Regulatory Termination Fee to be distributed in accordance with this Section 7.3. Any decisions as to the allocation or distribution of the Breach Termination Fee or Regulatory Termination Fee shall be made in good faith by the Sponsor Seller Authorized Entities.

        (c)    Any Breach Termination Fee or Regulatory Termination Fee payable shall upon receipt be distributed pro rata to (or on behalf of) the Applicable Shareholders, based on the total number of Shares owned by such Applicable Shareholders as of the date on which this Agreement is terminated (assuming for these purposes that all Restricted Shares have vested, and assuming that all Company Options have been vested and exercised; provided that (i) any amounts payable to or on behalf of holders of unvested Restricted Shares or on behalf of unvested Company Options shall, in lieu of being paid to such holders, be held by the Company in escrow for delivery to such holders upon vesting of such Restricted Shares or Company Options, as applicable, (ii) any amounts payable to or on behalf of holders of vested Company Options shall be paid upon such receipt of the Breach Termination Fee or Regulatory Termination Fee and (iii) in the event any unvested Restricted Shares or unvested Company Options are redeemed or cancelled prior to their vesting the applicable portion of the Breach Termination Fee or Regulatory Termination Fee which would otherwise have been payable to such holders shall be reallocated among all other Applicable Shareholders). To the extent required to give effect to the provisions of this Section 7.3, the Applicable Shareholders hereby designate the Company as their nominee and agent to receive, hold and distribute any portion of the Breach Termination Fee or Regulatory Termination Fee payable hereunder, and consent to all provisions of this Section 7.3; provided, however that the Company agrees that any Breach Termination Fee or Regulatory Termination Fee payable hereunder belongs to the Applicable Shareholders and the Company shall not have any right to retain the Breach Termination Fee or Regulatory Termination Fee for its own account.

        7.4.    Expenses. If this Agreement is terminated by the Company pursuant to Section 7.1(f), the Company shall pay Parent $20,000,000; provided, however, that (x) the Company shall have no obligation to pay such amount if at the time of such termination the Sellers were entitled to terminate pursuant to Section 7.1(c) (without reference to any notice or cure periods therein); and (y) any payment pursuant to this Section 7.4 shall be the sole and exclusive remedy of Buyer and Parent against the Company or the Sellers for any termination pursuant to Section 7.1(f). Subject to the foregoing and except as otherwise agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the transactions contemplated hereby are consummated.

ARTICLE VIII Miscellaneous

        8.1.    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1:

        (a)    “Additional Bridge Amount” means the amount of the excess of (x) the Bridge Equity Amount over (y) Minimum Bridge Equity Amount.

(b) “AECA” means the Arms Export Control Act of 1976, as amended.

        (c)    “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (d)    “Applicable Shareholders” means all Sellers and any holder of Company Options or Restricted Shares outstanding on the date hereof.

        (e)    “Aware” means awareness by the chief executive officer, chief operating officer or general counsel (or other person that has similar authority) of Parent, Buyer or the Company, as the case may be, that an event or change has occurred and that such event or change would give rise to a breach of representation, warranty, covenant or agreement.

        (f)    “BC European Capital VIII" means the limited partnerships comprising BC European Capital VIII, the general partner of which is CIE Management II Limited.

        (g)    "BC Fund Equity" means any equity of Parent issued to BC European Capital VIII.

        (h)    “Breach Termination Fee” means an amount in cash equal to $250,000,000.

        (i)    "Bridge Equity" means any equity of Parent issued for cash at or prior to the Closing other than the BC Fund Equity.

        (j)    “Bridge Equity Amount” means, subject to Section 5.2(e), the amount of Bridge Equity accepted by Parent to finance in part the Closing and the transactions contemplated thereby.

        (k)    “Business Day” means any day other than Saturday or Sunday or a day on which the commercial banks are required or permitted by law to be closed in the City of New York in the State of New York or in Hamilton, Bermuda.

        (l)    “Company Intellectual Property” means all Intellectual Property owned by or licensed to the Company or any of its Subsidiaries.

        (m)   “Company Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic, political or regulatory factors generally affecting the economy, industries or countries in which the Company or any of its Subsidiaries operates (except to the extent that such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the fixed satellite industry), (ii) changes in financial markets; (iii) any terrorist activity or any outbreak or escalation of hostilities or war (except to the extent that such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the fixed satellite industry), (iv) the announcement of this Agreement, (v) sales, divestitures or restrictions imposed by a Governmental Authority or pursuant to or in connection with the approvals contemplated by Section 5.5 or (vi) any matter described in Section 2.8(a) of the Company Disclosure Schedule; provided, however, that a failure upon launch or failure to successfully complete in-orbit testing of either or both of the Company Satellites known as Horizons 2 and IS-11 shall not in and of itself be considered a Company Material Adverse Effect, but may be considered together with other events, changes, circumstances or effects in determining whether there has been a Company Material Adverse Effect. The preceding proviso shall not constitute a presumption about how other failures of the Company Satellites are treated under this definition.

    (n)    “Company Material Contract” means:

     (i)     any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, but excluding Company Plans) with respect to the Company and its Subsidiaries;

     (ii)    indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $10,000,000;

     (iii)    any partnership, joint venture or other similar agreement to which the Company or any of its Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture which is material to the Company and its Subsidiaries, taken as a whole or in which the Company owns more than a 15% voting or economic interest;

     (iv)    any material Contract with (x) any present director or executive officer of the Company or of any of its Subsidiaries or (y) any shareholder who owns or controls 10% or more of the Company’s voting stock or any Affiliate of such shareholder (other any ordinary course of business Contracts entered into with a portfolio company that is an Affiliate of a Sponsor Seller on an arm’s-length basis for the provision of goods or services to or from such portfolio company where such goods and services are either provided by, or used by, such portfolio company in the ordinary course of business);

     (v)    any Contract to acquire, operate or launch any satellite (a “Construction/Launch Contract”);

     (vi)    any Customer Contract with any customer for which all such Contracts have a remaining contracted cash backlog as of March 31, 2007 of $63,000,000 or more (each such customer, a “Company Material Customer”);

     (vii)    any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement; and

     (viii)    any Contract relating to the development, licensing, ownership, or use of Intellectual Property material to the business of the Company or its Subsidiaries, other than off-the-shelf software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year.

        (o)    “Confidential Information” means, as to any Person, all proprietary and confidential manufacturing, financial, marketing, operational, organizational, know-how, personnel, customer or vendor, technical and other data relating to the business of such person, including, without limitation, all correspondence, memoranda, notes, summaries, analyses, compilations, forecasts, studies, models, extracts of and documents and records reflecting, based upon or derived from Confidential Information, regardless of who prepares it, as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices.

        (p)    “Contract” means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

        (q)    “Customer Contract” means any Contract for the lease, sale or provision of satellite transponder capacity on any one or more of the Company Satellites.

        (r)    “Debt Financing Information” means financial and other pertinent information regarding the Company as may be reasonably requested by Buyer or Parent, including historical financial statements and financial data, in each case of the type and form customarily included in private placements by the Company under Rule 144A of the Securities Act, to consummate the offerings of securities contemplated by the Debt Financing Commitment Letters at the time during the fiscal year of the Company that such offering will be made.

        (s)    “Environmental Laws” means any and all federal, state, local and foreign Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

        (t)    “Environmental Liabilities” means any and all liabilities of or relating to the Company or any of its Significant Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from actions occurring or conditions existing on or prior to the Closing.

        (u)    “Excess Company Liabilities” means the amount (if any) by which (i) the total liabilities of the Company on a non-consolidated basis (excluding non-cash liabilities, intercompany liabilities, liabilities resulting from purchase accounting, any liabilities of the Company or any of its Subsidiaries included in the Company SEC Documents filed and publicly available prior to the date hereof, in each case, to the extent not included as a liability on Section 2.7(e) of the Company Disclosure Schedule) less the cash and cash equivalents of the Company, in each case, as reflected on the Company Audited Balance Sheet exceeds (ii) $25,000,000.

        (v)    “Exercise Price” means with respect to any Company Option, the amount required to be paid by the holder thereof to exercise such option.

        (w)    “Fully Diluted Number” means the sum of (i) the number of Shares (including Restricted Shares whether or not vested) outstanding at the Closing and (ii) the number of Shares into which all Company Options outstanding at the Closing are exercisable in accordance with their terms (whether or not vested).

        (x)    “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

        (y)    “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person, in each case other than Intercompany Indebtedness.

        (z)    “Initial Per Share Amount” means an amount equal to (i) (x) $5,025,000,000, plus (y) the aggregate Exercise Price of all Company Options outstanding at the Closing or exercised after the date hereof and prior to the Closing less Excess Company Liabilities (if any) divided by (ii) the Fully Diluted Number.

        (aa)    “Intellectual Property” means all intellectual property and proprietary rights, including (i) all domestic, foreign, registered and pending applications for patents, trademarks, service marks, trade dress, copyrights, trade names and domain names; (ii) all common law trademarks, service marks, trade dress, trade names, brand names and logos, and all unregistered copyrights and copyrightable works (including databases, software and Internet site content); and (iii) all trade secrets, inventions, formulae, data, improvements know-how, confidential information, computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, and all other proprietary technology and all rights relating to the foregoing.

        (bb)    “Intercompany Indebtedness” means any Indebtedness pursuant to which no amount is due or payable to or from any person other than the Company or any of its Subsidiaries.

        (cc)    “ITAR” means the International Traffic in Arms Regulations, 22 CFR Parts 120-130.

        (dd)    “know” or “knowledge” means, with respect to any party, the actual knowledge of such party’s executive officers after due inquiry.

        (ee)    “Marketing Period” means the first period of 21 consecutive Business Days after the date hereof throughout and at the end of which (i) Buyer, Parent and their financing sources shall have received all Debt Financing Information from the Company and (ii) all of the conditions set forth in Sections 6.1 and 6.3 shall be satisfied (other than the receipt of the certificate and opinion referred to therein) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.3 (other than the receipt of the certificate and opinion referred to therein) to fail to be satisfied assuming that the Closing were to be scheduled for any time during such 21 consecutive Business Day period; provided, that the Marketing Period shall end on the date that is the earlier of (a) the day prior to the Outside Date and (b) the date on which the Debt Financing is consummated.

   (ff)    “Maximum Sponsor Equity Contribution” means $353,000,000.

   (gg)    "Minimum Bridge Equity Amount" shall mean $300,000,000.

   (hh)    “OFAC” means the regulations administered by the Office of Foreign Assets Control, Department of the Treasury.

   (ii)    “Parent Shares” means common stock of Parent that are of the same class and type and in the same proportion that are being acquired by BC European Capital VIII, any of its Affiliates or any investors in BC European Capital VIII at or prior to the Closing in connection with the transactions contemplated by this Agreement.

   (jj)    “Permitted Liens” means: (i) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and with respect to which adequate reserves have been set aside in the Company Financials, (ii) Liens granted prior to the date hereof which secure debt incurred pursuant to credit agreements of the Company or its Subsidiaries, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or that are not yet due and payable or that are being contested in good faith, and (iv) other Liens which, individually or in the aggregate, are not material in amount and would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of an asset or property or with the conduct of the business of the Company or its Subsidiaries.

   (kk)    “Person” means an individual, corporation, limited liability company, partnership, association, trust, joint venture, association, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (ll)    “Regulatory Conditions” means any of the conditions set forth in Section 6.1(a) or Section 6.1(b).

  (mm)    “Reporting Subsidiaries” means Intelsat (Bermuda), Ltd., Intelsat Corp, Intelsat Global Sales & Marketing Ltd., Intelsat Global Service Corp, Intelsat Holdings LLC, Intelsat Intermediate Holding Company, Ltd., Intelsat LLC, Intelsat Ltd, Intelsat Ltd/FI, Intelsat Subsidiary Holding Company, Ltd, Intelsat UK Financial Services Ltd., Intelsat USA License Corp. and Intelsat USA Sales Corp.

   (nn)    “Regulatory Termination Fee” means an amount in cash equal to $125,000,000.

        (oo)    “Required Consents” means the FCC Consents and any consent or approval required by the competition authorities or the Antitrust Laws of the European Union (or, if EU competition approval is not required, of Germany and Austria) or from the Bermuda Monetary Authority.

        (pp)    “Restricted Entity” means any fixed satellite services operator or other satellite company.

        (qq)    “Seller Contribution Shares” shall mean the Sponsor Contribution Shares and any other Shares that the other Sellers have elected to contribute to Parent pursuant to Section 1.1(c).

        (rr)    “Seller Contribution Value” shall mean with respect each Seller, the amount obtained by multiplying the number of Seller Contribution Shares held by such Seller by the Per Share Consideration.

        (ss)    “Shareholders Agreement” means that certain Shareholders Agreement, by and among the Company and the shareholders party thereto, dated as of January 27, 2005, as amended on March 1, 2005.

        (tt)    “Significant Subsidiary” means a Subsidiary of the Company that constitutes a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the Exchange Act.

        (uu)    “Sponsor Contribution Share Number” means the amount obtained by dividing Sponsor Roll Value by the Per Share Consideration.

        (vv)    “Sponsor Contribution Shares” shall mean with respect to each Sponsor Seller, the amount obtained by multiplying the Sponsor Contribution Share Number by the percentage set forth beside such Sponsor Seller’s name on Schedule A.

        (ww)    “Sponsor Roll Value” means the Maximum Sponsor Equity Contribution minus the sum of: (i) the product of (A) the sum of (x) the Restricted Shares which would be vested as of the Closing Date as set forth in Section 1.8(b) whose holders have not elected to dispose of such Restricted Shares pursuant to Section 1.8(b) and (y) the Restricted Shares elected to be rolled pursuant to Section 1.1(c) and (B) the Per Share Consideration and (ii) the Additional Bridge Amount.

        (xx)    “Sponsor Sellers” means those Sellers identified as a Sponsor Seller on the signature pages hereto. An action may be approved by the Sponsor Sellers if such action is agreed to in writing by any three of the four entities identified as the “Sponsor Seller Authorizing Entities” on the signature pages hereto (an action so approved, a “Sponsor Seller Action”).

        (yy)    “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly majority-owned or controlled by such entity or by any one or more of its Subsidiaries.

        (zz)    “Targeted Close Date” means the date that is six (6) months from the date hereof.

        (aaa)    “Tax Return” means any report, return, document, declaration or other filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) or to a third party with respect to Taxes.

        (bbb)    “Taxes” means any and all taxes, levies or other assessments (including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, use, value added and recording taxes) imposed by any Taxing Authority and any interest or penalties or additional amounts imposed with respect to any such taxes, levies or other assessments.

        (ccc)    “Taxing Authority” means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

        (ddd)    “Treasury Regulations” means the regulations promulgated under the Code.

        (eee)    The following terms are defined in the Section of this Agreement as set forth after each such term below:

Term	Section/Preamble
Acquisition Transaction	5.11
Actions	2.12
Affiliate	2.20
Affiliate Agreements	5.13
Aggregate Cash Consideration	1.3
Agreement	Preamble
Approved Partner	5.2(b)
Authorized Parent Shares	4.1(c)
Buyer	Preamble
Buyer Disclosure Schedule	Article IV Preamble
Cash Equity	4.6(b)
CFIUS	5.5(a)
Class A Common Shares	2.2(a)
Class B Common Shares	2.2(a)
Class C Common Shares	2.2(a)
Closing	1.2
Closing Date	1.2

Code	Preamble
Commitment Letters	4.6(b)
Communications Act	5.5(e)
Communications Regulation	5.5(e)
Company	Preamble
Company Audited Balance Sheet	5.15
Company Balance Sheet	2.7(a)
Company Balance Sheet Date	2.7(a)
Company Charter Documents	2.1(c)
Company Disclosure Schedule	Article II Preamble
Company Earth Stations	2.16(d)
Company Equity Plan	1.8(a)
Company Financials	2.7(a)
Company Non-U.S. Plans	2.14(a)
Company Option	1.8(a)
Company Permits	2.15(b)
Company Plans	2.14(a)
Company Satellite	2.16(a)
Company SEC Documents	2.6
Company Securities	2.2(a)
Concession Agreement	2.16(c)
Confidentiality Agreement	5.3(a)
Contributing Sellers	1.1(b)
Contributions	Recitals
Coordination Agreement	2.16(c)
Corporate Transaction	1.8(a)
CTB Election	5.1(b)
Debt Financing	4.6(a)
Debt Financing Commitment Letters	4.6(a)
Equity Financing Commitment Letter	4.6(b)
Equity Financing	4.6(b)
Exon-Florio Amendment	5.5(a)
ERISA	2.14(a)
Exchange Act	2.4
Fair Value	4.09
FCC	2.4
FCC Consents	2.4
FCC Consent Application	5.5(b)
Financing	4.6(b)
Financing Agreements	5.2(b)
Formation Documents	4.1(b)
GAAP	2.7(a)
Governmental Authority	2.4
HSR Act	2.4
Indemnified Parties	5.7(b)

Indemnified Party	5.7(b)
ITU	2.16(b)
Joinder Agreement	1.7(a)
Law	2.5
Liens	2.5
New Shareholders Agreement	5.16
Order	2.5
Outside Date	7.1(b)
Owned Real Property	2.10(a)
Owned Shares	Recitals
Parent	Preamble
Per Share Consideration	1.1(a)
Per Share Price	1.1(b)
Plans	2.14(a)
Preference Shares	2.2(a)
Present Fair Realizable Value	4.09
Real Property Leases	2.10(b)
Relevant Jurisdiction	6.1(a)
Representatives	4.7(a)
Restricted Shares	1.8(b)
Restriction	5.5(e)
Rollover Shares	1.1(b)
Sale Shares	Preamble
SEC	2.4
Securities Act	2.6
Sellers	Preamble
Settlement Agent	1.3
Shares	2.2(a)
Solvent	4.9
Subsidiary Charter Documents	2.1(c)
Subsidiary Securities	2.2(b)
Transfer	5.2(a)(ii)
Unacceptable Restriction	5.5(e)
Vested Option	1.8(a)

        8.2.    Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer or Parent, to:

c/o BC Partners Limited 667 Madison Avenue, 11th Floor New York, New York 10021

Fax: (212) 891-2899 Telephone: (212) 891-2880 Attention: Raymond Svider

with a copy to (which shall not constitute notice to Buyer or Parent):

Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Fax: (212) 751-4864 Telephone: (212) 906-1200 Attention: Raymond Lin, Esq. John Giouroukakis, Esq.

if to the Company, to:

Intelsat Holdings, Ltd. Wellesley House North, 2nd Floor 90 Pitts Bay Road Pembroke, HM 08, Bermuda Fax: 441-292-8300 Telephone: 441-294-1650 Attention: General Counsel

with a copy to (which shall not constitute notice to the Company):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2256 Telephone: (212) 403-1256 Attention: David M. Silk

if to any of the Sellers, to the address set forth for such Seller on the signature pages hereto, with a copy to (which shall not constitute notice to such Seller):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Fax: (212) 403-2256 Telephone: (212) 403-1256 Attention: David M. Silk

         8.3.    Entire Agreement; Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and any exhibits hereto), the other agreements referred to in this Agreement, and the Confidentiality Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter and (ii) are not intended to confer upon any Person (other than the parties hereto or thereto) any rights or remedies hereunder, except as specifically provided, following the Closing, the Indemnified Parties pursuant to Section 5.7 (Director and Officer Liability), the final sentence of Section 5.9 (Cooperation with Financing) and Section 5.11 (Affiliate Agreements).

        8.4.    Non-Survival of Representations and Warranties. The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Closing, except for the representations and warranties in Sections 3.2, 3.3, 4.1(c), 4.2, 4.10, 4.11 and 4.12 which shall survive the Closing indefinitely. The covenants and agreements contained herein of the parties hereto shall survive the Closing without limitation (except for those which by their terms contemplate a shorter survival time).

        8.5.    Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and any three of the four entities identified as the “Sponsor Seller Authorizing Entities” on the signature pages hereto or, in the case of a waiver, by the party against whom the waiver is to be effective (or, to the extent applicable to such waiver, by the party or parties identified in Article VI as capable of granting such waiver). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

        8.6.    Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto (or, in the case of a consent to be enforced against any Seller, consent of any three of the four entities identified as the “Sponsor Seller Authorizing Entities” on the signature pages hereto) and any attempted assignment without such consent shall be null and void without effect.

        8.7.    Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

        8.8.    Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of Delaware, or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.2, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

        8.9.    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.10.	Interpretation.

        (a)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “Agreement,” “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days, (vii) “dollars” or “$” means United States dollars and (viii) “cash” means dollars in immediately available funds.

        (b)    The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (c)    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        8.11.    Disclosure Schedules. Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed for all purposes and all sections of the Company Disclosure Schedule, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. Any matter disclosed in any section of the Buyer Disclosure Schedule shall be deemed disclosed for all purposes and all sections of the Buyer Disclosure Schedule, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

        8.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        8.13.    Remedies. Except as otherwise provided in this Agreement any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        8.14.    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

      IN WITNESS WHEREOF, the Sellers have accepted offers made by Parent and Buyer on the terms and subject to the conditions set forth herein, and the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

INTELSAT HOLDINGS, LTD. By_/s/ Phillip L. Spector___________ Name: Phillip L. Spector Title: Executive Vice President & General Counsel

SERAFINA HOLDINGS LIMITED By_/s/ Raymond Svider________________ Name: Raymond Svider Title: President

SERAFINA ACQUISITION LIMITED By_/s/ Raymond Svider_________________ Name: Raymond Svider Title: President

Sponsor Seller	** Information on share ownership omitted.

APAX GROUP:

APAX EXCELSIOR VI, L.P.

By: Apax Excelsior VI Partners, L.P.
Its General Partner

By: Apax Managers, Inc.
Its General Partner

By:  /s/ Peter Jeton
       Name:  Peter Jeton
       Title:  Chief Operating Officer

APAX EXCELSIOR VI-A, C.V. By: Apax Excelsior VI Partners, L.P. Its General Partner By: Apax Managers, Inc. Its General Partner By: /s/ Peter Jeton Name: Peter Jeton Title: Chief Operating Officer
APAX EXCELSIOR VI-B, C.V. By: Apax Excelsior VI Partners, L.P. Its General Partner By: Apax Managers, Inc. Its General Partner By: /s/ Peter Jeton Name: Peter Jeton Title: Chief Operating Officer

   * Sponsor Seller Authorizing Entities are identified by asterisks.

[Signature Page to Share Purchase Agreement]

Sponsor Seller

PATRICOF PRIVATE INVESTMENTS CLUB III, L.P.

By: Apax Excelsior VI Partners, L.P.
Its General Partner

By: Apax Managers, Inc.
Its General Partner

By:  /s/ Peter Jeton
      Name: Peter Jeton
      Title: Chief Operating Officer

[Signature Page to Share Purchase Agreement]

Sponsor Seller
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V-A, L.P.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - B, L.P.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - C GmbH & Co. KG

[Signature Page to Share Purchase Agreement]

Sponsor Seller
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - D, L.P.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - E, L.P.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - F, C.V.

[Signature Page to Share Purchase Agreement]

Sponsor Seller
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - G, C.V.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - 1, L.P.
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX PARTNERS EUROPE MANAGERS LTD* as manager of APAX EUROPE V - 2, L.P.

[Signature Page to Share Purchase Agreement]

Sponsor Seller
/s/ Peter Englander, Director /s/ Paul Fitzsimons, Director for and on behalf of APAX WW NOMINEES LTD (as nominee for the signatories on prior three pages)

[Signature Page to Share Purchase Agreement]

Sponsor Seller

APOLLO GROUP:

AIF V EURO HOLDINGS, L.P.*

By: Apollo Advisors V (EH Cayman), L.P
            its general partner

By: Apollo Advisors V (EH), LLC
            its general partner

By:    /s/  Aaron J. Stone
        Name: Aaron J. Stone
        Title: Partner

[Signature Page to Share Purchase Agreement]

Sponsor Seller

PERMIRA GROUP:

 PERMIRA EUROPE III L.P. 1

By: Permira Europe III G.P. L.P.
         Its General Partner

By: Permira Europe III G.P. Limited*
         Its General Partner

By:  /s/ Alistar Boyle
       Name:  Alistar Boyle
       Title:  Alternate Director

PERMIRA EUROPE III L.P. 2

By: Permira Europe III G.P. L.P.
         Its General Partner

By: Permira Europe III G.P. Limited*
         Its General Partner

By:  /s/ Alistar Boyle
         Name:  Alistar Boyle
         Title: Alternate Director

PERMIRA EUROPE III GmbH & CO. KG
By: Permira Europe III G.P. L.P.
         Its Managing Limited Partner

By: Permira Europe III G.P. Limited*
            Its General Partner

By:  /s/ Alistar Boyle
       Name:  Alistar Boyle
       Title:  Alternate Director

[Signature Page to Share Purchase Agreement]

Sponsor Seller
PERMIRA INVESTMENTS LIMITED By: Permira Nominees Limited. Its Nominee By: /s/ Alistar Boyle Name: Alistar Boyle Title: Alternate Director
PERMIRA EUROPE III CO-INVESTMENT SCHEME By: Permira Europe II G.P. Limited* Its Administrator By: /s/ Alistar Boyle Name: Alistar Boyle Title: Alternate Director

[Signature Page to Share Purchase Agreement]

Sponsor Seller

MDCP IV GLOBAL INVESTMENTS LP*

By:   MDP IV GLOBAL GP, LP
Its:  General Partner

By:  MDP Global Investors Limited
Its:  General Partner

By:  /s/ Mark B. Tresnowski
       Name:  Mark B. Tresnowski
       Title:  Managing Director

K&E Investment Partners, L.P. - 2004-B DIF By: K&E Investment Management, LLC Its General Partner By: /s/ Jack S. Levin Name: Jack S. Levin Title: Manager

[Signature Page to Share Purchase Agreement]

Seller [Information on share ownership omitted]
/s/ David P. McGlade David P. McGlade**
/s/ Carole Sue Lebbin Carole Sue Lebbin, Trustee On Behalf Of The Phillip L. Spector Irrevocable Trust**
/s/ Jeffrey Freimark Jeffrey Freimark**

  **It is understood and agreed by Buyer and the applicable Seller that such Seller may elect to sell Restricted Shares or Shares acquired on exercise of Options and may effect such elections by delivery of a Joinder Agreement with respect to such Shares.

[Signature Page to Share Purchase Agreement]